Exhibit 14

EXECUTION VERSION

INTEGRATION AND INVESTMENT AGREEMENT

dated as of

March 30, 2010

by and between

MITSUBISHI UFJ FINANCIAL GROUP, INC.

and

MORGAN STANLEY

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Transaction Documents to be Executed at Closing

Page

Exhibit A	MUFG-MUMSS Master Services Agreement

Exhibit B	MS-MUMSS Master Services Agreement

Exhibit C	MS-MSMS Master Services Agreement

Exhibit D	MUFG-MSMS Trademark and Tradename License Agreement

Exhibit E	MUFG-MUMSS Trademark and Tradename License Agreement

Exhibit F	MS-MUMSS Trademark and Tradename License Agreement

Exhibit G	MS-MSMS Trademark and Tradename License Agreement

Schedules

Schedule 1.1(b)(iii)	MUS Excluded Assets

Schedule 1.1(b)(iv)	MUS Excluded Liabilities

Schedule 1.2(b)	MS Pre-Closing Reorganization

Schedule 1.2(c)(iii)	MSJS Excluded Assets

Schedule 1.2(c)(iv)	MSJS Excluded Liabilities

Schedule 1.3(e)(i)	IBD Contributed Assets

Schedule 1.3(e)(ii)	IBD Contributed Liabilities

Schedule 1.3(e)(iii)	IBD Excluded Assets

Schedule 1.3(e)(iv)	IBD Excluded Liabilities

Schedule 1.6(a)-1	MUS Agreed Principles

Schedule 1.6(a)-2	MSJS Agreed Principles

Schedule 2.1(e)-1	Capitalization of MUSBJ

Schedule 2.1(e)-2	Capitalization of MSJS

Schedule 2.1(g)(i)-1	MUS FY2008 Financial Statements

Schedule 2.1(g)(i)-2	MSJS FY2008 Financial Statements

Schedule 2.1(g)(ii)-1	MUS Interim Financial Statements

Schedule 2.1(g)(ii)-2	MSJS Interim Financial Statements

Schedule 2.1(g)(iii)-1	MUS Interim Pro Forma Financial Statements

Schedule 2.1(g)(iii)-2	MSJS Interim Pro Forma Financial Statements

Schedule 2.2(d)	MUS Contributed Real Property

Schedule 4	Transaction Documents

Schedule 5.1(e)	Consents and Approvals

Disclosure Letters

MUFG Disclosure Letter

MS Disclosure Letter

INTEGRATION AND INVESTMENT AGREEMENT

This INTEGRATION AND INVESTMENT AGREEMENT (this “Agreement”), dated as of March 30, 2010, is entered into by and between MITSUBISHI UFJ FINANCIAL GROUP, INC., a Japanese kabushiki kaisha, (“MUFG”) and MORGAN STANLEY, a Delaware corporation (“MS”).

RECITALS

A. MUFG and MS are each diversified financial services companies, operating in Japan and other jurisdictions directly and through their respective subsidiaries;

B. MUFG operates investment banking, securities and certain related businesses in Japan through Mitsubishi UFJ Securities Co., Ltd., a wholly owned subsidiary of MUFG (“MUS”);

C. MS operates investment banking, securities and certain related businesses in Japan through Morgan Stanley Japan Securities Co., Ltd., an indirect wholly owned subsidiary of MS (“MSJS”);

D. Each Party desires to integrate its respective Japan Related Securities Business, including its investment banking, securities and certain related businesses in Japan with the other Party’s respective businesses, as follows:

(i) the current wholesale and retail businesses of MUS and the current investment banking operations of MSJS shall, to the extent provided in this Agreement and the Transaction Documents contemplated hereby, be transferred to Mitsubishi UFJ Securities Spin-off Preparation Co., Ltd. (Mitsubishi UFJ Shōken Bunkatsu Jumbi Kabushiki Kaisha), a currently existing wholly owned subsidiary of MUS (“MUSBJ”) which, upon the Closing (as defined below), shall change its registered company name to Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (Mitsubishi UFJ Morgan Stanley Shōken Kabushiki Kaisha) (“MUMSS”);

(ii) the current sales, trading and other operations of MSJS, excluding its current investment banking operations, shall remain in MSJS, which, upon the Closing, shall change its registered company name to Morgan Stanley MUFG Securities Co., Ltd. (Morgan Stanley MUFG Shōken Kabushiki Kaisha) (“MSMS”, and each of MUMSS and MSMS may be referred to herein as a “Company”); and

(iii) upon consummation of the Closing,

(a) all of the issued Class A Stock and the issued Class D Stock of MUMSS, together representing 40% of the voting rights, all of the dividend rights (haitō-seikyūken) and 99.940% of the liquidation rights (zanyozaisan-bunpai-seikyūken) in MUMSS, shall be held by a Japanese general partnership (nin’i kumiai) (the “Partnership”), and all of the issued Class B Stock of MUMSS, representing 60% of the voting rights and 0.060% of the liquidation rights (zanyozaisan-bunpai-seikyūken) in MUMSS, shall be held by MUS, which shall change its registered company name to Mitsubishi UFJ Securities Holdings Co., Ltd. (Mitsubishi UFJ Shōken Holdings Kabushiki Kaisha) (“MUSHD”);

(b) all of the issued Class X Stock and the issued Class W Stock of MSMS, together representing 49% of the voting rights, all of the dividend rights (haito-seikyūken) and 99.949% of the liquidation rights (zanyozaisan-bunpai-seikyūken) in MSMS, shall be held by the Partnership, and all of the issued Class Y Stock of MSMS, representing 51% of the voting rights and 0.051% of the liquidation rights (zanyozaisan-bunpai-seikyūken) in MSMS, shall be held by Morgan Stanley Japan Holdings Co., Ltd., an indirect wholly owned subsidiary of MS (“MSHD”);

(c) all interests in the Partnership shall be held 60% by MUSHD and 40% by MSHD;

E. Each of MUMSS and MSMS shall be operated as a “financial instruments business entity” (kin’yū shōhin torihiki gyōsha) engaged in, amongst other things, the first-type financial instruments business as defined in the Financial Instruments and Exchange Law and as a “company specialized in the securities business” (shōken senmon kaisha) under the Banking Law; and

F. The Parties desire to set forth the terms and conditions for the integration of their Japan Related Securities Businesses in MUMSS and MSMS, as applicable, including certain pre-Closing reorganizations of each Party’s Contributed Business and Excluded Business.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

PRE-CLOSING ACTIONS; CLOSING; RELATED TRANSACTIONS

1.1 MUFG Pre-Closing Reorganization. Following execution of this Agreement and prior to the Closing, MUFG shall (and shall procure that its Affiliates shall) implement the following pre-Closing reorganization steps (collectively and together with MUSBJ’s issuance of additional shares by allotment (kabunushi wariate), which was completed on January 20, 2010, the “MUFG Pre-Closing Reorganization”):

(a) General. MUFG shall use its reasonable best efforts to obtain and to cause MUSBJ to obtain Consents for MUSBJ to conduct the Japan Related Securities Business, including applicable registration as a “financial instruments business entity” (kin’yū shōhin torihiki gyōsha) engaged in, amongst others, the first-type financial instruments business as defined in the Financial Instruments and Exchange Law, and to take all actions reasonably requested by a Party in order to permit such Party to comply with Applicable Law or otherwise reasonably appropriate to prepare for the Closing, subject to reimbursement by the requesting Party of any costs imposed on MUSBJ by such actions.

(b) MUS Corporate Split. After obtaining the Consents described in Section 1.1(a) and prior to the Closing, by effecting an absorption-type corporate split

(kyūshū bunkatsu) in accordance with the terms of that certain Absorption-type Corporate Split Agreement, dated December 25, 2009, by and between MUS and MUSBJ and the Corporation Law (the “MUS Corporate Split”):

(i) MUS Contributed Assets. MUFG shall cause MUS to transfer, convey, assign and deliver to MUSBJ all Assets (including Business Information) of MUS that are utilized or held or developed for use in the conduct of the MUS Contributed Business and which are reflected in MUS’s Interim Pro Forma Financial Statements, but excluding the MUS Excluded Assets (such contributed Assets, the “MUS Contributed Assets”);

(ii) MUS Contributed Liabilities. MUFG shall cause MUS to assign to MUSBJ, and MUSBJ shall assume, all Liabilities of MUS related to the MUS Contributed Business other than the MUS Excluded Liabilities (such contributed Liabilities, the “MUS Contributed Liabilities”). Thereafter, MUSBJ (or from and after the Closing, MUMSS) shall pay and discharge all such MUS Contributed Liabilities as and when such Liabilities become due and payable or are to otherwise be performed;

(iii) MUS Excluded Assets. Notwithstanding Section 1.1(b)(i), the following Assets shall not be included in the MUS Contributed Assets: (A) any Asset listed on Schedule 1.1(b)(iii), (B) all membership and trading privileges held or used by MUS to the extent not transferable and (C) any Asset otherwise expressly contemplated by any provision of this Agreement not to be contributed to MUSBJ (collectively, the “MUS Excluded Assets”); and

(iv) MUS Excluded Liabilities. MUS shall not assign to MUSBJ, and MUSBJ shall not assume or be liable or responsible for, any Liability set forth in Schedule 1.1(b)(iv) (collectively, the “MUS Excluded Liabilities”).

(v) Consideration. As consideration for the MUS Corporate Split, MUFG shall cause MUSBJ to issue additional shares of its common stock to MUS, such that upon completion of the MUS Corporate Split, MUS shall own 60 shares of the common stock of MUSBJ.

(c) Registered Company Names from MUS Corporate Split until Closing. Promptly after consummation of the MUS Corporate Split (which MUFG anticipates will occur on April 1, 2010), MUFG shall cause MUS to change its registered company name to Mitsubishi UFJ Securities Holdings Co., Ltd. (Mitsubishi UFJ Shōken Holdings Kabushiki Kaisha) or other name acceptable to MUFG in its sole discretion, and shall cause MUSBJ to change its registered company name to Mitsubishi UFJ Securities Co., Ltd. (Mitsubishi UFJ Shōken Kabushiki Kaisha).

(d) Principal Investments Business. Without limiting the foregoing, MUFG shall procure prior to the Closing that all the interests (and Liabilities) of MUS in respect of its principal investment business that is outside of the MUS Contributed Business, including all MUS Excluded Assets and MUS Excluded Liabilities, remain in MUS, or are otherwise not transferred to MUSBJ.

1.2 MS Pre-Closing Reorganization. Following execution of this Agreement and prior to the Closing, MS shall (and shall procure that its Affiliates shall) implement the following pre-Closing reorganization steps (collectively, the “MS Pre-Closing Reorganization”):

(a) General. Prior to the Closing, MS shall cause MSJS to use its reasonable best efforts to take all actions reasonably requested by a Party in order to permit such Party to comply with Applicable Law or otherwise reasonably appropriate to prepare for the Closing, subject to reimbursement by the requesting Party of any costs imposed on MSJS by such actions.

(b) MSJS Pre-Closing Reorganization Actions. MS shall procure that, immediately prior to and as of the Closing, the businesses of MSJS shall have been modified as set forth in Schedule 1.2(b).

(c) MSJS Assets and Liabilities. Without limiting the foregoing, MS shall procure that, immediately prior to and as of the Closing:

(i) MSJS Contributed Assets. MSJS (or from and after the Closing, MSMS) owns all Assets (including Business Information) of MSJS and its Affiliates that are utilized, held or developed for use in the conduct of the MSJS Contributed Business and which are reflected in MSJS’s Interim Pro Forma Financial Statements, but excluding the MSJS Excluded Assets (such contributed Assets, the “MSJS Contributed Assets”);

(ii) MSJS Contributed Liabilities. MSJS is liable or responsible for all Liabilities of MSJS and its Affiliates related to the MSJS Contributed Business other than the MSJS Excluded Liabilities (such contributed Liabilities, “MSJS Contributed Liabilities”). Thereafter, MSJS shall pay and discharge all such MSJS Contributed Liabilities as and when such Liabilities become due and payable or are otherwise to be performed;

(iii) MSJS Excluded Assets. Notwithstanding Section 1.2(c)(i), the following Assets shall not be included in the MSJS Contributed Assets: (A) any Asset listed on Schedule 1.2(c)(iii), (B) any Asset not utilized, or held or developed for use, exclusively or primarily in the conduct of the MSJS Contributed Business, and (C) any Asset otherwise expressly contemplated by any provision of this Agreement not to be held by MSJS or contributed to MSJS or, in the case of IBD Contributed Assets, MUSBJ (it being understood that IBD Excluded Assets shall still constitute MSJS Contributed Assets) (collectively, the “MSJS Excluded Assets”); and

(iv) MSJS Excluded Liabilities. In accordance with Section 6.2(c), MS shall indemnify MSJS in respect of any Liability set forth in Schedule 1.2(c)(iv) (the “MSJS Excluded Liabilities”).

1.3 Transactions at Closing. At Closing, the Parties shall cause the following transactions to occur consecutively:

(a) Partnership. The Partnership Agreement shall become effective in accordance with its terms.

(b) MUMSS Reorganization. MUFG shall cause MUMSS to:

(i) adopt the Amended and Restated Articles of Incorporation and Regulations of the Board of MUMSS, attached as Exhibits A and B, respectively, to the MUMSS Shareholders Agreement (together, the “MUMSS Articles”);

(ii) reclassify its common stock as MUMSS Class B Stock, 60 shares of which shall be authorized for issuance, to change the terms of the MUMSS Class B Stock in accordance with the MUMSS Articles, and to newly establish (A) the MUMSS Class A Stock, 40 shares of which shall be authorized for issuance, (B) the MUMSS Class C Stock, 200,000 shares of which shall be authorized for issuance (none of which shall be issued at the Closing), and (C) the MUMSS Class D Stock, 199,900 shares of which shall be authorized for issuance and 99,900 shares of which will be issued at Closing; and

(iii) issue 40 shares of MUMSS Class A Stock and 99,900 shares of MUMSS Class D Stock to MUSHD by way of an allotment of shares without contribution (kabushiki mushō wariate).

(c) MSMS Reorganization. MS shall cause MSMS to:

(i) adopt the Amended and Restated Articles of Incorporation and Regulations of the Board of MSMS, attached as Exhibits A and B, respectively, to the MSMS Shareholders Agreement (together, the “MSMS Articles”);

(ii) with the consents of the holders of relevant classes of its stock or as otherwise necessary, newly establish Class W, X, Y and Z Stock in accordance with the MSMS Articles;

(iii) amend the terms of its current common stock so that such common stock is fully redeemable in exchange for shares of MSMS Class W Stock, MSMS Class X Stock and MSMS Class Y Stock;

(iv) amend the terms of its current class A, B and C stock (or such other classes of stock as may be established and issued by MSMS prior to Closing) so that they are converted into shares of its common stock which are fully redeemable;

(v) redeem and cancel all the shares of the then current common stock (or such other classes of stock as may be established and issued by MSMS prior to Closing) held by MSHD in exchange for 99,900 shares of MSMS Class W Stock, 49 shares of MSMS Class X Stock and 51 shares of MSMS Class Y Stock; and

(vi) abolish its current common stock.

(d) Partnership Contributions and Cash Consideration.

(i) Approvals for Share Transfers. At the Closing, MS shall cause MSMS, and MUFG shall cause MUMSS, to approve respectively the share transfers to the Partnership as provided in (ii) below.

(ii) Partnership Contributions. At the Closing:

(A) MUFG shall cause MUSHD to contribute to the Partnership 40 shares of MUMSS Class A Stock and 99,900 shares of MUMSS Class D Stock as consideration for a 60% (the “MUFG Ownership Percentage”) interest in the Partnership, as provided in the Partnership Agreement;

(B) MS shall cause MSHD to contribute to the Partnership 49 shares of MSMS Class X Stock and 99,900 shares of MSMS Class W Stock as consideration for a 40% (the “MS Ownership Percentage”) interest in the Partnership, as provided in the Partnership Agreement.

(iii) Stockholder registration. At the Closing MS shall cause MSMS and MUFG shall cause MUMSS to register respectively the change of stockholder as provided in the MSMS Shareholders Agreement, in the case of MSMS, and the MUMSS Shareholders Agreement, in the case of MUMSS, in the shareholder’s lists (kabunushi meibo) of MUMSS and MSMS.

(iv) Cash Payment. MUFG shall procure the payment by MUSHD to MSHD of the amount of JPY 26,000,000,000 for value on the first Business Day following the Closing Date in immediately available funds plus interest on such amount at the Agreed Interest Rate from the Closing Date through the date of such payment to such account as MS may previously have notified MUFG as additional consideration for the MUFG Ownership Percentage.

(e) IBD Corporate Split. In accordance with the terms of this Agreement and a corporate split agreement between MSJS and MUSBJ (or MSMS and MUMSS, as the case may be) on terms consistent with the terms of this Agreement and otherwise typical for the type of transaction contemplated (the “IBD Demerger Agreement”), by effecting an absorption-type corporate split (kyūshū bunkatsu) in accordance with the Corporation Law (the “IBD Corporate Split”) immediately following the partnership contributions set forth in Section 1.3(d)(ii):

(i) IBD Contributed Assets. MS shall cause MSMS to transfer, convey, assign and deliver to MUMSS all Assets (including Business Information) of MSMS that are utilized, or held or developed for use, in the conduct of the IBD Contributed Business, including the Assets set forth in Schedule1.3(e)(i), other than the IBD Excluded Assets (such contributed Assets, the “IBD Contributed Assets”);

(ii) IBD Contributed Liabilities. MS shall cause MSMS to assign to MUMSS, and MUMSS shall assume, all Liabilities of the IBD Contributed Business, including the Liabilities set forth in Schedule 1.3(e)(ii), other than the IBD Excluded

Liabilities (such contributed Liabilities, the “IBD Contributed Liabilities”). Thereafter, MUMSS shall pay and discharge all such IBD Contributed Liabilities as and when such Liabilities become due and payable or are to otherwise be performed;

(iii) IBD Excluded Assets. Notwithstanding Section 1.3(e)(i), the Assets of the IBD Contributed Business listed on Schedule 1.3(e)(iii) shall not be included in the IBD Contributed Assets (the “IBD Excluded Assets”); and

(iv) IBD Excluded Liabilities. MSMS shall not assign, and MUMSS shall not assume or be liable or responsible for, any Liability of the IBD Contributed Business set forth in Schedule 1.3(e)(iv) (collectively, the “IBD Excluded Liabilities”).

(v) No Consideration. MUMSS shall pay to MSMS no consideration for the IBD Corporate Split.

1.4 Registered Company Names of MUMSS and MSMS. The Parties agree that, at the Closing, the registered company name of MUSBJ (the registered company name of which will be Mitsubishi UFJ Securities Co., Ltd. (Mitsubishi UFJ Shōken Kabushiki Kaisha) immediately before the Closing) will be changed to (Mitsubishi UFJ Morgan Stanley Shōken Kabushiki Kaisha) in Japanese and “Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.” in English, and the registered company name of MSJS will be changed to (Morgan Stanley MUFG Shōken Kabushiki Kaisha) in Japanese and “Morgan Stanley MUFG Securities Co., Ltd.” in English.

1.5 Date of the Closing. Subject to the provisions of Article V, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Morrison & Foerster, 1-5-1 Marunouchi, Chiyoda-ku, Tokyo, Japan, on May 1, 2010, or such other date or time after the conditions set forth in Article V have been satisfied or waived (excluding conditions that by their terms are to be satisfied on the Closing Date) as may be agreed upon by the Parties. The date on which the Closing occurs is herein called the “Closing Date”. At the Closing:

(a) each Party shall, and shall cause their respective applicable Subsidiaries to, execute and deliver:

(i) Transaction Documents. Each of the other Transaction Documents to which it is a party that have not previously been executed;

(ii) Consents. Evidence of Governmental Approvals as identified in Schedules 5.1(e) and listed under such Party’s name;

(iii) Certificates. The officers’ certificates identified in Sections 5.1(g) and 5.2(g); and

(iv) Other Documents. Any other documents reasonably necessary to effect the transactions contemplated hereby in accordance with the terms of this Agreement; and

(b) MUFG shall procure the payment by MUSHD to MSHD of the amount set forth in Section 1.3(d)(iv).

1.6 Post-Closing Adjustment.

(a) Interim Pro Forma Balance Sheet and Target Net Asset Value. The respective interests in the Partnership held by MUSHD and MSHD and the respective shareholdings of the Companies by MUSHD and MSHD immediately following the Closing, and the amount of the cash payment provided for at Section 1.3(d)(iv) have been agreed by reference to each Party’s pro forma balance sheet for its Contributed Business as of December 31, 2009 included in Schedules 2.1(g)(iii)-1 and 2.1(g)(iii)-2, as applicable (its “Interim Pro Forma Balance Sheet”), and the target net asset value of the MUS Contributed Business as at April 30, 2010. The target net asset value of the MUS Contributed Business as at April 30, 2010 is JPY 303,700,000,000 and that of the MSJS Contributed Business is JPY 158,100,000,000 (in each case, such Party’s “Target Net Asset Value”). Each Party has prepared prior to the date of this Agreement its Interim Pro Forma Balance Sheet on a basis consistent with such Party’s Interim Financial Statements and in accordance with GAAP and the principles, assumptions and methodologies, and subject to the exceptions and limitations, set forth in Schedules 1.6(a)-1 and 1.6(a)-2, as applicable (its “Agreed Principles”). Such principles and methodologies shall, in relation to transfer pricing, be consistent with past practice, except as specified in its Agreed Principles.

(b) Net Asset Value at Closing. Each Party will use commercially best efforts to ensure that the net asset value at Closing of its Contributed Business is not less than its Target Net Asset Value. Each Party will ensure that a dividend or other distribution is paid from MUSBJ to MUSHD (in the case of MUFG) or MSJS to MSHD (in the case of MS) immediately prior to Closing of an amount by which the equity capital of MUSBJ or MSJS, as applicable, exceeds the greater of its Target Net Asset Value or an amount equal to 10% above its Minimum Required Tier 1 Capital as determined by such Party in good faith.

(c) Preliminary Closing Balance Sheet. Within one hundred twenty (120) days after the Closing Date, each Party shall prepare and deliver (or cause to be prepared and delivered) to the other Party an audited balance sheet for such Party’s Contributed Business as of the Closing Date (immediately prior to giving effect to the Closing) (its “Preliminary Closing Balance Sheet”), which shall be prepared on a basis consistent with such Party’s Interim Pro Forma Financial Statements and in accordance with GAAP and Agreed Principles as were applied by such Party in the preparation of Interim Pro Forma Balance Sheet, and shall be accompanied by the auditors’ report thereon from such Party’s accountants. For the avoidance of doubt, (i) the Preliminary Closing Balance Sheets and the Final Closing Balance Sheets shall reflect only the respective Contributed Businesses, Contributed Assets and Contributed Liabilities and shall not reflect any of Excluded Businesses, Excluded Assets or Excluded Liabilities, and (ii) the Interim Pro Forma Financial Statements shall be deemed to have been prepared in accordance with GAAP and the Agreed Principles, and neither Party (nor any representative thereof) shall make any Claim to the contrary, nor shall the Accounting Firm be entitled to make any finding to the contrary, for any purpose of this Section 1.6. Each of the Parties shall pay the fees and disbursements of its accountants.

(d) Objection to Preliminary Closing Balance Sheet. In the event that, within sixty (60) days after delivery by one Party (the “Preparing Party”) to the other Party (the “Receiving Party”) of the Preparing Party’s Preliminary Closing Balance Sheet, such Receiving Party determines that the Preliminary Closing Balance Sheet received by it has not been prepared on a basis consistent with the requirements of Section 1.6(b), the Receiving Party shall have the right, within such sixty (60)-day period, to deliver a written objection (an “Objection”) to the Preparing Party, setting forth, in reasonable detail, the basis of the Objection and the adjustments which the Receiving Party believes should be made to such Preliminary Closing Balance Sheet, and the Receiving Party shall be deemed to have accepted any items not specifically disputed in the Objection; provided, that, within a period of thirty (30) days following a Preparing Party’s receipt of an Objection, the Preparing Party (in its capacity as the Receiving Party) shall have the right to deliver to the Receiving Party (in its capacity as the Preparing Party) a new or additional Objection, as the case may be, to the Receiving Party’s Preliminary Closing Balance Sheet that is based on similar arguments and is of the same type as the Receiving Party’s Objection to the Preparing Party’s Preliminary Closing Balance Sheet. The Parties shall then have sixty (60) days following the date the Preparing Party receives any Objection and the date the Receiving Party (in its capacity as the Preparing Party) receives an Objection from the Preparing Party (in its capacity as the Receiving Party), to review and respond to and resolve the Objection(s). If the Parties do not resolve all of their disagreements within the applicable sixty (60)-day period following delivery and receipt of the Objection(s), they shall refer their remaining differences to an internationally recognized firm of independent public accountants (the “Accounting Firm”), selected in accordance with Section 1.6(g), who shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 1.6(b), and only with respect to the specific remaining accounting-related differences set forth in the applicable Objection and so submitted to the Accounting Firm, whether and to what extent, if any, any relevant Preliminary Closing Balance Sheet requires adjustment in order to comply with the provisions of Section 1.6(b). In the event that Objections are pending with respect to both Preliminary Closing Balance Sheets, the Parties shall submit all such Objections to the Accounting Firm to be considered and resolved at the same time. The Parties shall request the Accounting Firm to use its best efforts to render its determination within sixty (60) days of its engagement. The Accounting Firm’s determination shall be conclusive and binding upon the Parties. The Parties shall, and shall cause MUMSS and MSMS to, make reasonably available to the Accounting Firm and to each other all relevant books and records, any work papers (including those of the Parties’ respective accountants) and supporting documentation relating to the Preliminary Closing Balance Sheets and all other items reasonably requested by the Accounting Firm or the other Party in connection herewith.

(e) Final Closing Balance Sheet. The “Final Closing Balance Sheet” of each Party’s Contributed Business shall be (i) the applicable Preliminary Closing Balance Sheet if (A) no Objection is delivered within the initial sixty (60)-day period (or, if applicable, the subsequent thirty (30)-day period) specified above or (B) the Parties so agree; (ii) the applicable Preliminary Closing Balance Sheet, adjusted in accordance with the Objection, in the event that (A) the Preparing Party does not respond to the Objection within the sixty (60)-day period specified above following receipt of the Objection or (B) the Parties so agree; or (iii) the applicable Preliminary Closing Balance Sheet, as adjusted pursuant to the agreement of the Parties or as adjusted by the Accounting Firm as provided above.

(f) Adjustment Based on Final Closing Balance Sheet. Upon determination of both Final Closing Balance Sheets:

(i) MUS Net Asset Value Adjustment. If the net asset value reflected in the Final Closing Balance Sheet of the MUS Contributed Business is less than its Target Net Asset Value, then MUSHD shall owe to MSHD an amount equal to the MS Ownership Percentage multiplied by the amount of such deficiency, plus interest on such amount at the Agreed Interest Rate from the Closing Date through the date of payment. If the net asset value reflected in the Final Closing Balance Sheet of the MUS Contributed Business is more than its Target Net Asset Value, then MSHD shall owe to MUSHD an amount equal to the MS Ownership Percentage multiplied by such excess, plus interest on such amount at the Agreed Interest Rate from the Closing Date through the date of payment;

(ii) MSJS Net Asset Value Adjustment. If the net asset value reflected in the Final Closing Balance Sheet of the MSJS Contributed Business is less than its Target Net Asset Value, then MSHD shall owe to MUSHD an amount equal to the MUFG Ownership Percentage multiplied by the amount of such deficiency, plus interest on such amount at the Agreed Interest Rate from the Closing Date through the date of such payment. If the net asset value reflected in the Final Closing Balance Sheet of the MSJS Contributed Business is more than its Target Net Asset Value, then MUSHD shall owe to MSHD an amount equal to the MUFG Ownership Percentage multiplied by such excess, plus interest on such amount at the Agreed Interest Rate from the Closing Date through the date of such payment;

(iii) Setoff of Payments. The amounts owed by MSHD to MUSHD or by MUSHD to MSHD pursuant to the preceding clauses (i) and (ii) shall be set off against each other and MS shall pay to MUSHD (or cause MSHD to pay to MUSHD), or MUFG shall pay to MSHD (or cause MUSHD to pay to MSHD), as applicable, the net amount remaining after such setoffs in immediately available funds within three (3) Business Days after the determination of the last of the Final Closing Balance Sheets; and

(iv) Any payment required to be made to a Party pursuant to Section 1.3(d)(iv) or this Section 1.6 shall, to the extent possible, be effected in a manner that does not result in the recognition of income or gain to that Party or its Subsidiaries for Japanese or US Tax purposes.

(g) Selection of Accounting Firm. The Parties shall appoint an Accounting Firm reasonably acceptable to each of them, unaffiliated with either of them and not having been retained by either of them for audit services within the two (2)-year period prior to the Closing, to make the determinations described in Section 1.6(d). If the Parties fail to agree upon an Accounting Firm within a reasonable period of time, then such Accounting Firm shall be appointed by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce. The costs of any Accounting Firm appointed hereunder shall be shared equally by the Parties.

(h) Tax Refund Adjustment. If (1) there shall be any amount of Tax (or Liability in respect thereof) (A) paid prior to Closing by MSJS, or (B) by which the net asset value of the MSJS Contributed Business is reduced in MS’s Final Closing Balance Sheet (including through a reduction attributable to a reduction of deferred tax assets of MSJS due to such Tax), in each case by reason of an assessment or demand (or anticipated assessment or demand) for Tax by the Japanese tax authorities made or expected to be made as a result of the tax audit of MSJS referred to in the MS Disclosure Letter, and (2) MSMS shall subsequently receive a refund of or otherwise recover all or a portion of such Tax (for which purposes a refund or recovery shall include an increase in deferred tax assets of MSMS and any reversal of any accrual for such Tax in the financial statements of MSMS), then, within forty (40) Business Days of notice from MSMS to MUFG that it has received such refund or other recovery or such refund or recovery has occurred, in addition to the other payments provided for in this Section 1.6, MUFG shall cause MUSHD to pay to MSHD an amount equal to the MUFG Ownership Percentage multiplied by the amount of such refund or recovery (including any interest or premium paid or credited by any Governmental Authority thereon). Any payment made pursuant to this Section 1.6(h) shall be treated as a further adjustment (without interest) to any amount payable based on Final Closing Balance Sheets.

(i) Notwithstanding the proviso to the definition of Pre-Closing Liability, any Liability (a “Relevant Liability” and together “Relevant Liabilities”) incurred by MSMS due to the issue of any amended assessment by the Japanese tax authorities to Relevant Foreign Nationals (as defined in the MS Disclosure Letter) as a result of the tax audit of foreign nationals referred to in the MS Disclosure Letter shall be deemed to be an MSJS Pre-Closing Liability; provided, however, that if:

(i) a provision or accrual is made in respect of any Relevant Liability in MS’s Final Closing Balance Sheet; and

(ii) MSMS subsequently reverses any profit and loss expense related to such provision or accrual or otherwise recognizes income attributable to a refund received by it in respect of such expense,

then, within forty (40) Business Days of notice from MSMS to MUFG that such reversal or recognition has been made, in addition to any other payments provided for in this Section 1.6, MUFG shall cause MUSHD to pay to MSHD an amount equal to the MUFG Ownership Percentage multiplied by the amount of any such reversal or recognition (including any element representing any interest or premium paid or credited by any Governmental Authority on Taxes paid). Any payment pursuant to this Section 1.6(i) shall be treated as a further adjustment (without interest) to any amount payable based on the Final Closing Balance Sheets.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party on the date of this Agreement and, in respect of the Closing Warranties, on the Closing Date that, except as clearly and unambiguously set forth in such Party’s Disclosure Letter:

(a) Organization, Standing and Power.

(i) Such Party is a corporation duly organized, validly existing and, to the extent applicable, in good standing under Applicable Law. Such Party has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(ii) Each Subsidiary of such Party (including each of its Contributing Subsidiaries) that is or will become a party to a Transaction Document has (or in the case of Transaction Documents not yet executed, prior to Closing, will have) all requisite corporate power and authority to execute and deliver each such Transaction Document, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.

(iii) Each of such Party’s Contributing Subsidiaries is duly organized and validly existing under Applicable Law and will, at the Closing, have all requisite corporate power and authority to own, operate and conduct its Contributed Assets, its Contributed Liabilities, and its Contributed Business as they are owned, operated or conducted at the date of this Agreement or, as applicable, proposed to be owned, operated or conducted at Closing.

(b) Authority and Validity. The execution and delivery of this Agreement and each other Transaction Document to be executed and delivered by such Party or any of its Subsidiaries, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents have been (or in the case of Transaction Documents not yet executed, prior to Closing, will be) duly and validly authorized by all necessary corporate action on the part of such Person. This Agreement and each other Transaction Document to be executed and delivered by such Party or any of its Subsidiaries have been (or prior to Closing will be) duly executed and delivered and are (or prior to Closing will be) valid and binding obligations of such Party or such Subsidiary, as applicable, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of law such as prohibition of abuse of rights (kenri ran’yō-no-kinshi) and principles of trust (shingiseijitsu-no-gensoku).

(c) No Conflicts. Subject to obtaining the Governmental Approvals and Third Party Approvals contemplated in Section 2.1(f), the execution and delivery of this

Agreement and the other Transaction Documents to be executed by such Party and its Subsidiaries, the performance of their respective obligations under this Agreement and under the other Transaction Documents, and the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents (including the contribution by its Contributing Subsidiaries of the Contributed Assets, Contributed Liabilities and the Contributed Business at Closing) do not (or in the case of Transaction Documents not yet executed, prior to Closing, will not) (i) conflict with or result in a breach of any provision of any of their respective articles of incorporation, bylaws, if applicable, or comparable organizational documents, (ii) with or without notice or the lapse of time, conflict with, result in a breach of any provision of, constitute a default under, give any Third Party a right of termination, cancellation, amendment or acceleration in respect of, or result in the creation of a Lien on any of their respective properties under, any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation, to which any of them is a party, or by which any of them or any of their properties may be bound, or (iii) violate or conflict with Applicable Law, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on, with respect to MUFG or its Subsidiaries, MUMSS, MUSHD or the MUS Contributed Business or, with respect to MS or its Subsidiaries, MSMS, MSHD, the MSJS Contributed Business or the IBD Contributed Business.

(d) Charter Documents; Books and Records.

(i) Such Party has delivered to the other Party true, accurate and complete copies of (A) the articles of incorporation of each of such Party’s Contributing Subsidiaries and any company included in such Party’s Contributed Business, including all amendments thereto through the date hereof, as presently in effect; (B) all stock records of any company included in such Party’s Contributed Business, including its stock ledger and, if applicable, copies of any stock certificates issued by it; (C) all minutes and other records of all meetings held within 12 months prior to the date of this Agreement (including any actions taken by written consent or otherwise without a meeting) of: (1) the stockholders of each of such Party’s Contributing Subsidiaries and any company included in such Party’s Contributed Business, and (2) each of such Party’s Contributing Subsidiaries’ Board and the Board of any company included in such Party’s Contributed Business (collectively, the “Resolutions”); and (D) all financial statements of such Party’s Contributing Subsidiaries as of March 31, 2009 prepared based on the requirements of the Corporation Law.

(ii) Each of such Party’s Contributing Subsidiaries and any company included in such Party’s Contributed Business is not in violation of any of the provisions of its articles of incorporation or Resolutions, and no condition or circumstance exists that likely constitutes such a violation.

(e) Capitalization. Each of such Party’s Contributing Subsidiaries is wholly owned, directly or indirectly, by such Party. Schedules 2.1(e)-1 and 2.1(e)-2, respectively, set forth the capitalization of MUSBJ, in the case of MUFG, and of MSJS, in the case of MS, in each case as of the date hereof and immediately following Closing. There is no

(i) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of any of such Party’s Contributing Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of any of such Party’s Contributing Subsidiaries; (iii) contract under which it is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (iv) stockholder agreement, voting trust or other agreement or understanding that may affect the exercise of voting or any other rights with respect to the capital stock of any of such Party’s Contributing Subsidiaries. All issued shares of capital stock of, or beneficial interests in, each of such Party’s Contributing Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with Applicable Law, and are free and clear of Liens.

(f) Governmental and Third Party Approvals. No Governmental Approval or Third Party Approval is required in connection with the execution and delivery by such Party and its Subsidiaries of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder or thereunder, or their consummation of the transactions contemplated hereby and thereby, except for (i) the Governmental Approvals and Third Party Approvals identified in its Disclosure Letter, (ii) approvals from clients with respect to the transfer of such Party’s and such Party’s Contributing Subsidiaries’ brokerage and advisory accounts to MUMSS or MSMS, as applicable, the absence of which would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the relevant Contributed Business, and (iii) any other Governmental Approval or Third Party Approval the absence of which would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on, with respect to MUFG, MUMSS or, with respect to MS, MSMS. As of the date hereof, no Governmental Authority or Third Party has indicated to such Party or any of its Affiliates an intent to and no Party has reason to believe that any Governmental Authority or Third Party may (A) take or fail to take any action that is reasonably likely to prohibit, materially delay, or materially impair the consummation of the transactions contemplated by this Agreement, or (B) impose any obligation or condition thereon that is reasonably likely to result, individually or in the aggregate, in a material Liability of, or material impairment on, MUMSS or MSMS or their respective operations after the Closing. For purpose of this Section 2.1(f), Third Party Approvals shall not include any requirement for report or notice to a Person.

(g) Financial Statements; Undisclosed Liabilities; No Material Adverse Effect.

(i) Audited Financial Statements. The audited, non-consolidated financial statements (consisting of a balance sheet, profit and loss statement, shareholder’s equity statement and schedules thereto) of its Contributing Subsidiaries for the fiscal year ended March 31, 2009 attached hereto as Schedules 2.1(g)(i)-1 and 2.1(g)(i)-2, as applicable (the “FY2008 Financial Statements”), present fairly in all material respects the financial position and results of operations of such Contributing Subsidiaries, and were prepared in accordance with GAAP applied on a consistent basis, as of the date or for the period presented (except as may be otherwise indicated in the notes thereto). The FY2008 Financial Statements have been derived from the accounting books and records of such Contributing Subsidiaries, which books and records are true, accurate, and complete in all material respects.

(ii) Unaudited Interim Financial Statements. The unaudited, non-consolidated financial statements (consisting of a balance sheet and profit and loss statement) of its Contributing Subsidiaries for the nine-month period ended December 31, 2009 (the “Balance Sheet Date”) attached hereto as Schedules 2.1(g)(ii)-1 and 2.1(g)(ii)-2, as applicable (the “Interim Financial Statements”), present fairly in all material respects the financial position and results of operations of such Contributing Subsidiaries, and were prepared in accordance with GAAP applied on a consistent basis, as of the date or for the period presented (except as may be otherwise indicated in the notes thereto). The Interim Financial Statements have been derived from the accounting books and records of such Contributing Subsidiaries, which books and records are true, accurate, and complete in all material respects.

(iii) Pro Forma Financial Statements. The unaudited, non-consolidated financial statements (consisting of a balance sheet and profit and loss statement) of such Party’s Contributed Business for the nine-month period ended December 31, 2009 attached hereto as Schedules 2.1(g)(iii)-1 and 2.1(g)(iii)-2, as applicable (the “Interim Pro Forma Financial Statements”), present fairly on the basis set out therein in all material respects the financial position and results of operations of such Contributed Business, and were prepared based upon GAAP and the Agreed Principles applied on a consistent basis, as of the date or for the period presented. The Interim Pro Forma Financial Statements have been derived from the accounting books and records of such Contributing Subsidiaries and their consolidated Subsidiaries, which books and records are true, accurate, and complete in all material respects.

(iv) No Undisclosed Liabilities. Such Party’s Contributed Business has no Liabilities, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, except for Liabilities (A) reflected on, accrued or reserved against in the balance sheet contained in the Interim Pro Forma Financial Statements or Interim Financial Statements, as applicable, (to the extent so reflected, accrued or reserved), (B) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (C) disclosed to the other Party in such Party’s Disclosure Letter, (D) expressly contemplated herein to be incurred by such Party’s Contributed Business in connection with such Party’s Pre-Closing Reorganization or (E) for customary operating expenses falling due after Closing (including but not limited to operating leases); provided that for these purposes costs with respect to employees (including, without limitation, compensation and benefits, social insurance contributions, applicable workers insurance premiums and other employment-related taxes in accordance with past practice) seconded by MS or any of its Affiliates to MSMS or MUMSS which are payable after Closing and charged to MSMS or MUMSS shall be deemed not to be Liabilities. This shall include deferred compensation (consisting of stock units, stock options, LCIP, MSCIP and contributions to CBP and the like (together “Deferred Compensation”)) granted prior to Closing and payable after Closing.

(v) Position since Balance Sheet Date. Since the Balance Sheet Date, other than in connection with such Party’s Pre-Closing Reorganization:

(A) there has occurred no Material Adverse Effect on such Party’s Contributed Business nor any event or occurrence which would reasonably be expected to result in a Material Adverse Effect on the Contributed Business;

(B) the Contributed Business of such Party has been conducted in all material respects in the ordinary course of business consistent with past practice;

(C) there has been no material change or divergence from the payment procedures, policies and timescales normally observed by such Party’s Contributed Business in respect of any debts incurred by such Party’s Contributed Business in the usual and ordinary course of business;

(D) other than for the purposes of an adjustment to be made under Section 1.6, none of such Party’s Contributing Subsidiaries or any Subsidiary of its Contributing Subsidiaries included in such Party’s Contributed Business has declared, authorized, made or paid any dividend or other distribution (whether in cash, stock or in kind) or reduced, purchased or redeemed any part of its paid-up share capital;

(E) there has been no reorganization of any part of such Party’s Contributed Business, or a discontinuance of any part of it;

(F) other than in the ordinary course of business consistent with past practice, no Person within such Party’s Contributed Business has given any guarantee, indemnity or has entered into any agreement to secure an obligation of a Third Party which if called or otherwise enforced would result in a cost to such Party’s Contributed Business of JPY 100,000,000 or more;

(G) neither such Party nor any of its Subsidiaries, directly or indirectly, has acquired or held (or has an option or rights to acquire or hold) more than fifteen percent (15%) of the equity securities of, or otherwise operates, a Securities Company in Japan, except for MUFG’s interests in MUS, Kabu.com Securities Co., Ltd., and Mitsubishi UFJ Merrill Lynch PB Securities Co., Ltd., and MS’s interest in MSJS;

(H) no material Contributed Liability has become due and payable, or capable of being declared due and payable, before its normal or originally stated maturity or payment date and neither the Party nor any of its Affiliates has received a demand or other notice requiring any material Contributed Liability to be paid or repaid before its normal or originally stated maturity or payment date (other than on the exercise of a put option or a call option as originally provided); and

(I) no event of default or any other event or circumstance which would entitle any person to call for early repayment of any material Contributed Liability or to enforce any security given by the Party in relation to any material Contributed Liability (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

(h) Debts owed to such Party’s Contributed Business. Such Party’s Contributed Business is in compliance in all material respects with its risk management policies related to counterparty credit limits and exposure to debts and other obligations owed to it by Third Parties.

(i) Compliance with Laws.

(i) Such Party, its Contributing Subsidiaries and any Subsidiary from which employees are or will be seconded to a Contributed Business is conducting and since January 1, 2008 has conducted such Party’s Contributed Business (including for the avoidance of doubt with respect to such Party’s Contributed Business Individuals) in compliance with Applicable Law except as would not reasonably be expected to result in a Material Adverse Effect on such Party’s Contributed Business. Neither such Party nor its Subsidiaries has since January 1, 2008 received any written communication from (A) any Third Party alleging any actual or potential violation of Applicable Law, except as would not reasonably be expected to result in a Material Adverse Effect on such Party’s Contributed Business, or (B) any Governmental Authority alleging any actual or potential material violation of Applicable Law, in each case arising out of or relating to the conduct of such Party’s Contributed Business. Each Governmental Approval required to conduct its Contributed Business in the manner currently conducted is (A) held by such Party’s applicable Contributing Subsidiary and (B) valid and in full force and effect, and no Claim is pending or threatened that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Governmental Approval, and no written communication has been received by such Party or any of its Subsidiaries alleging or asserting a violation by such Party or any of its Subsidiaries of any such Governmental Approval. All Handled Products which a Contributing Subsidiary has directly sold as a party to the relevant sales agreements to, or has directly solicited its client or customer to buy, have met appropriate standards for suitability in light of the characteristics of the applicable clients or customers and have been accompanied by timely and full disclosure in accordance with Applicable Law.

(ii) Without limiting the generality of the foregoing, none of the disclosure materials prepared by such Party’s Contributed Business in respect of Handled Products, nor any documents, instruments, or other written or oral information provided by such Party’s Contributed Business to its clients or customers in connection with such Handled Products, has contained any untrue statement of material fact, or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, prepared or presented, not misleading.

(j) Assets; Services; Title. Except as set forth in such Party’s Disclosure Letter (and giving effect to the rights and services expressly contemplated to be provided to MUMSS and/or MSMS, as applicable, from and after the Closing under the Transaction Documents to which its Contributed Business is a party in accordance with their terms (such rights, “Rights under Related Agreements”)), such Party’s Contributed Assets taken together with the Rights under Related Agreements constitute all of the Assets used in or otherwise necessary for the conduct of such Party’s Contributed Business in all material respects, as presently conducted and as contemplated to be conducted as of the Closing and to perform its Material Contracts. Immediately after the Closing, MUMSS and MSMS, as applicable, will have good and marketable title to, or have a valid right to use or occupy, all of the Assets material to such Party’s Contributed Business, including all of the Assets shown on the Interim Pro Forma Financial Statements for such Party’s Contributed Business, in each case free and clear of any Liens, except for Permitted Liens, other than (A) Excluded Assets and (B) Rights under Related Agreements. All Rights under Related Agreements to be provided by such Party to MUMSS or MSMS shall be available to MUMSS or MSMS, as applicable, from and after the Closing at a level that is substantially comparable to the level of such rights as were available to such Party’s Contributed Business on the date hereof and the Balance Sheet Date, on the same or substantially comparable terms, subject only to the transitional terms of the relevant Transaction Documents. There are no circumstances which would be reasonably expected to result in a Lien arising over its Contributed Assets in favor of a Third Party (other than Permitted Liens) or any Governmental Authority expropriating any of its Contributed Assets, in each case that would be reasonably expected to have a Material Adverse Effect on such Party’s Contributed Business.

(k) Material Contracts. Each Material Contract of such Party’s Contributed Business is currently valid and in full force and effect and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of Applicable Law such as prohibition of abuse of rights (kenri ran’yō-no-kinshi) and principles of trust (shingiseijitsu-no-gensoku). No event has occurred, and no circumstance or condition exists, with respect to any Material Contract of such Party’s Contributed Business that might (with or without notice or the lapse of time) (i) result in a breach of any such Material Contract, (ii) give any Person the right to terminate or declare a default or exercise any remedy under such Material Contract, (iii) give any Person the right to accelerate the maturity or performance of such Material Contract, or (iv) otherwise be reasonably expected to have a Material Adverse Effect on its Contributed Business. Such Party’s Contributed Business is not restricted from selling, licensing or otherwise distributing any products or services to any group or class of clients, in any geographic area, during any period of time or in any segment of the market, by any contract or agreement.

(l) Certain Contracts. None of such Party or any of its Subsidiaries has entered into any contract or other arrangement with respect to its Contributed Business which is outstanding and:

(i) which is outside the ordinary course of business or not on arm’s length terms and when taken together with all other contracts or arrangements which are outside the ordinary course of business or not on arm’s length terms is material to the business, financial condition or results of operations of such Party’s Contributed Business, except for, to the extent permitted by Applicable Law, any contract or arrangement which is with such Party’s Subsidiary and in accordance with such Party’s policies and procedures governing transactions between members of such Party’s group applied on a consistent basis;

(ii) which establishes or governs any joint venture, consortium, partnership or profit (or loss) sharing agreement or arrangement with a Third Party;

(iii) under which such Party or any of its Subsidiaries has sold or disposed of any company or business where it remains subject to any Liability (whether contingent or otherwise) which is a Contributed Liability;

(iv) which involves or is likely to involve Liability or commitment in respect of capital expenditure, Real Property or information technology in relation to such Party’s Contributed Business which is of more than JPY 100,000,000, or is otherwise an obligation of a material nature or magnitude, in each case which is a Contributed Liability;

(v) which prohibits or materially restricts the ability of such Party or any of its Subsidiaries to conduct its Contributed Business in any geographical area, or any business area, or compete with any Person, or that contain exclusivity, preferred provider, most favored nation, take or pay or similar restrictions;

(vi) which requires the referral of any business or requires such Party’s Contributed Business to make available investment or other business opportunities or products or services on a priority or exclusive basis to the extent material to such Party’s Contributed Business;

(vii) as to which any benefits will be reduced, increased, accelerated, delayed or otherwise modified by virtue of the consummation of the transactions contemplated hereby;

(viii) which is a recognition, procedural or other agreement between such Party’s Contributed Business and any labor union; or

(ix) which is a bid, tender, proposal or offer which, if accepted, would result in such Party’s Contributed Business being committed to any agreement or arrangement of a kind described in paragraphs (i) to (vi) above.

(m) Contributed Business Individuals and Consultants.

(i) Contributed Business Individuals and Contracts. Other than such rights to continued employment or notice of termination as may exist under Applicable Law, no Contributed Business Individual has the right to continued employment with the Contributed Business or the right to any material compensation following termination of employment.

(ii) Compensation. Such Party has previously disclosed to the other Party true, accurate and complete information with respect to (A) the total compensation of the Contributed Business Individuals, or, in the case of MS, employees of MSJS, for the year ended December, 2009 and (B) total Deferred Compensation of the Contributed Business Individuals under incentive plans as at February 28, 2010 whether or not such Deferred Compensation is required to be disclosed under GAAP.

(n) Disputes with Contributed Business Individuals. There are no Claims, disputes or controversies pending or, to the knowledge of such Party and its Contributing Subsidiaries, threatened in writing, involving any Contributed Business Individual or group that includes any such Person. Such Party’s Contributed Business has not suffered or sustained any work stoppage, and, to the knowledge of such Party and its Contributing Subsidiaries, no such work stoppage is officially threatened by any organization representing such Contributed Business’ employees or the employees themselves.

(o) Benefit Plans. All Benefit Plans of such Party’s Contributed Business (including, as applicable and for the avoidance of doubt, benefit plans provided and/or serviced by MSJG or MSJBG for employees who are seconded to the MSJS Contributed Business and/or benefit plans provided and/or serviced by MUFG for its subsidiaries for employees who are seconded to the MUS Contributed Business) are in material compliance with and satisfy all material requirements under Applicable Law and all Consents by or to be given to Governmental Authorities as may be applicable have been duly obtained or given and no written notice of non-compliance or otherwise (including any guidance for action) has been received as to any such Benefit Plan from any such Governmental Authority. With respect to any Benefit Plan of such Party’s Contributed Business (including, for the avoidance of doubt, benefit plans provided and/or serviced by MSJG or MSJBG for employees who are seconded to the MSJS Contributed Business) that is not required to be funded on a current basis under Applicable Law but as to which either GAAP or Applicable Law requires that reserves be recorded, reserves have been recorded on such Party’s FY2008 Financial Statements, Interim Financial Statements and Interim Pro Forma Financial Statements in a manner that is consistent with GAAP and Applicable Law. With respect to any Benefit Plan of such Party’s Contributed Business that is required to be currently funded under Applicable Law, such plans have been funded in accordance with Applicable Law. Each Benefit Plan of such Party’s Contributed Business that is intended to qualify for any Tax benefit under Applicable Law has received any required confirmation of such qualification from an appropriate Governmental Authority and is in material compliance with all requirements of Applicable Law, as to both form and operation, to the extent required to maintain such qualification. Such Party’s Contributed Business (in the case of MSJS, including MSJG and MSJBG) has performed all of its material obligations in relation to its Benefit Plans in accordance with the governing documentation of such Benefit Plans and the requirements of Applicable Law.

(p) Claims.

(i) Except as set forth in such Party’s Disclosure Letter, there is no Claim by any Person pending against or affecting the Contributed Business (including any Contributed Asset or Contributed Liability thereof) of such Party or any of its Contributing Subsidiaries, where the amount of any claim or series of related claims exceeds ¥100,000,000. As to each Claim set forth in such Party’s Disclosure Letter, the Disclosure Letter includes a description of such Claim and the status of such Claim as of the date hereof, including amounts in controversy, background or history and parties to such Claim, details of any settlement offers extended or received, and any settlement or similar agreements (whether or not legally binding) entered into in connection therewith. No insurance company has asserted in writing that any such Claim is not covered by any Insurance Policy.

(ii) Since March 31, 2009, no current or former client of such Party’s Contributed Business has, in written communications, made any request for repurchase, repricing or reimbursement with respect to any product or service of such Contributed Business, or alleged or asserted (A) any failure to disclose any material fact with respect to, (B) any false or misleading representation or projection as to performance or anticipated performance of, or (C) any lack of suitability of, any such product or service, where the amount claimed or in controversy exceeds ¥100,000,000 in respect of any request, allegation or assertion, or series of related requests, allegations or assertions, of any current or former client or clients.

(q) Insolvency.

(i) Winding up. No Order has been made, petition presented or meeting convened for the winding up of such Party or any of its Contributing Subsidiaries, or for the appointment of any provisional liquidator or in relation to any other process whereby the business of such Party or any of its Contributing Subsidiaries is terminated and the Assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributors, and there are no Claims related to any of the foregoing under any Applicable Law, including insolvency, reorganization or similar laws, in any relevant jurisdiction, and no events have occurred which, under Applicable Law, would be reasonably likely to justify any such Claims.

(ii) Administration and receivership. No Person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, manager, custodian or other similar official, whether out of court or otherwise, in relation to such Party in respect of the whole or any part of any of the Assets and/or undertaking of such Party’s Contributed Business nor has any Order been made (including, in any relevant jurisdiction, any other Order by which, during the period it is in force, the affairs, business and Assets of the company concerned are managed by a Person appointed for the purpose by a Governmental Authority).

(iii) Voluntary arrangement etc. Such Party has not taken any step with a view to a suspension of payments or a moratorium of any indebtedness or made any voluntary arrangement with any of its creditors and is not insolvent or unable to pay its debts as they fall due.

(r) Taxes.

(i) Each of such Party’s Contributing Subsidiaries has timely filed all required Tax Returns, and such Tax Returns are true, accurate and complete in all respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by any of such Party’s Contributing Subsidiaries with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in its Interim Pro Forma Financial Statements. Each of such Party’s Contributing Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party. There are no Liens for Taxes on the Assets of any of such Party’s Contributing Subsidiaries, other than Liens for Taxes not yet due and payable.

(ii) No audit of any Tax Return is currently pending or threatened. No Claim has ever been made by any Governmental Authority in a jurisdiction where any of such Party’s Contributing Subsidiaries does not file Tax Returns that such Contributing Subsidiary is or may be subject to taxation by that jurisdiction. Such Party has delivered or made available to the other Party true, accurate and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by any of such Party’s Contributing Subsidiaries since its inception. None of such Party’s Contributing Subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

(iii) None of such Party’s Contributing Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax-sharing agreement or similar contract.

(s) Intellectual Property and Information Technology.

(i) No Infringement. To the knowledge of such Party and its Contributing Subsidiaries, such Party’s Contributed Business as currently conducted (including the services provided by such Party’s Contributed Business as currently provided) does not infringe or misappropriate, and has not at any time during the previous 18 months infringed or misappropriated, and, to the knowledge of such Party and its Contributing Subsidiaries, such Contributed Business when conducted by the Company immediately following the Closing, will not infringe or misappropriate any IP Right of any Person, or violate any right to privacy or publicity, or constitute unfair competition or unfair trade or marketing practices under Applicable Law. To the knowledge of such Party and its Contributing Subsidiaries, no Person is infringing or misappropriating any of such Party’s Contributed IP.

(ii) No Infringement Claims. Except as set forth in such Party’s Disclosure Letter, neither such Party nor any of such Party’s Contributing Subsidiaries has received written notice of any Claim (or any related action, investigation or proceeding) that such Party’s Contributed IP infringes any IP Rights of any Person, or violates any rights to privacy or publicity, or constitutes unfair competition or trade or marketing practices under Applicable Law.

(iii) IP Sufficiency. Upon Closing, each of the Companies shall own or have the right to use all IP and IP Rights used to conduct such Party’s Contributed Business as conducted on the date hereof and the Balance Sheet Date, on terms identical to or more favorable than those under which such rights are currently available to such Party’s Contributed Business, provided that this Section 2.1(s)(iii) will not apply to any MSA Consent which is to be addressed in accordance with any of the Master Services Agreements.

(iv) Adequacy of Information Technology. Except as set forth in such Party’s Disclosure Letter, the information technology systems and services currently utilized, held for use or developed for use in such Party’s Contributed Business are the subject of warranty, support, maintenance, business continuity, disaster recovery and logical and physical security arrangements which are reasonably adequate for the current requirements of such Contributed Business with regard to its business operational, data processing and communications requirements and will remain so reasonably adequate when such Contributed Business is conducted by the Company immediately following the Closing.

(v) Disruptions to Information Technology. Except as set forth in such Party’s Disclosure Letter, such Party’s Contributed Business has not in the past 18 months suffered or experienced any: (A) material loss of performance or functionality of its information technology systems or services; or (B) any material loss of or damage to data due to any defect or malfunction in its information technology systems or services, in either case resulting in a material adverse impact for customers or requiring notification to be made to a Governmental Authority.

(vi) Information Technology Sufficiency. Upon Closing, each of the Companies shall own or have the right to use all information technology systems and services which are used to conduct such Party’s Contributed Business as conducted on the date hereof and the Balance Sheet Date, on terms identical to or more favorable than those under which such rights are currently available to such Party’s Contributed Business, provided that this Section 2.1(s)(vi) will not apply to any MSA Consent which is to be addressed in accordance with any of the Master Services Agreements.

(t) Insurance. Each material insurance policy, self-insurance arrangement and fidelity bond with respect to its Contributed Business and/or Contributed Assets (collectively, the “Insurance Policies”) is valid, binding, and in full force and effect, and such Party’s Disclosure Letter sets forth each claim made by such Party or any of its Contributing Subsidiaries with respect to its Contributed Business thereunder in the three (3)-year period prior to the date hereof that exceeds JPY 100,000,000. Neither such Party nor any of its Contributing Subsidiaries has received any written notice of cancellation or non-renewal of any Insurance Policy. There is no Claim under any Insurance Policy as to which any insurer has questioned, disputed or denied Liability. Neither such Party nor any of its Contributing Subsidiaries has received any notice of a material increase in the premium for any Insurance Policy. No coverage under any Insurance Policy will terminate with respect to its Contributed Business or any of its Contributed Assets as a result of the consummation of the transactions contemplated under this Agreement.

(u) Real Property Leases. Such Party’s Disclosure Letter sets forth a true, accurate and complete list of all such Party’s Relevant Contributed Real Property Leases (including the address of each Contributed Leased Real Property leased thereunder). For these purposes a “Relevant Contributed Real Property Lease” is a lease of Contributed

Leased Real Property under which, when aggregated with the rental and ancillary payments on an aggregate annual basis or, as applicable, the deposit paid, on other leases of Contributed Leased Real Property at the same location or in the same building, the rental and ancillary payments on an aggregate annual basis or the deposit paid exceed ¥100,000,000. Each of such Party’s Contributing Subsidiaries has been in lawful possession of the premises covered by each of its Real Property Leases since the commencement of the original term of such lease. Such Party has delivered to the other Party true, accurate and complete copies of each Real Property Lease of each of its Contributing Subsidiaries. All such Real Property Leases are valid and effective in accordance with their terms, and there exists no default on the part of the tenant or sub-lessor which is either such Party or its Affiliate or, to the knowledge of such Party and its Contributing Subsidiaries, the landlord thereunder or occurrence or condition which could, with or without notice or the lapse of time, result in a default on the part of the tenant or sub-lessor which is either such Party or its Affiliate or, to the knowledge of such Party and its Contributing Subsidiaries, the landlord thereunder or termination thereof.

(v) Business Practices. With respect to each Party’s Contributed Business, (i) neither the Contributed Business nor any of its officers, directors, employees or business partners has offered, promised or given, or will offer, promise or give, to a Government Official, directly or through a third party, anything of value, for the Government Official himself or herself or another person or entity, in order to influence official action or otherwise secure an improper business advantage; and (ii) the Contributed Business has taken appropriate steps to assure that none of the Contributed Business’ directors, officers or employees has, is or will be in a position as a Government Official to affect or influence the award of business or other advantages to the Contributed Business, in each case excepting lawful contributions to political parties in Japan. For purposes of this Section 2.1(v), “Government Official” shall mean any official or employee of any government department, agency, or instrumentality (including any government controlled enterprise) or of any public international organization, or any person acting in an official (as opposed to merely advisory) capacity for or on behalf of any of the foregoing, or any political party, party official or candidate for political office.

2.2 Additional Representations and Warranties of MUFG. MUFG represents and warrants to MS, MUMSS and MSMS on the date of this Agreement and, in respect of the Closing Warranties, on the Closing Date that, except as set forth in its Disclosure Letter:

(a) Organization, Standing and Power of MUMSS. At the Closing, MUMSS will be an entity duly organized and validly existing under the laws of Japan and will have all requisite corporate power and authority to own and operate, as applicable, the MUS Contributed Assets, the MUS Contributed Liabilities, the MUS Contributed Business, the IBD Contributed Assets, the IBD Contributed Liabilities and the IBD Contributed Business as currently conducted or as proposed to be conducted from and after the Closing.

(b) No Broker. Except for Lazard Ltd. and MUS (whose fees and expenses shall be paid exclusively by MUFG), neither MUFG nor MUS has incurred any Liability for any brokers’, finders’ or similar fees in connection with the transactions contemplated hereby.

(c) Mitsubishi Name. The use by MUMSS of the Mitsubishi Name to the full extent and for the duration permitted in accordance with the terms of the MUFG-MUMSS Trade Mark and Trade Name License Agreement will, prior to the Closing, have been consented to by the Mitsubishi Corporate Name and Trademark Committee (Mitsubishi Shamei Shōhyō Iinkai), in each case, in accordance with all applicable rules and procedures.

(d) MUS Contributed Real Property. Schedule 2.2(d) sets forth each piece of Real Property included in the MUS Contributed Assets with a value reflected in the Interim Financial Statements of at least ¥100,000,000 (the “MUS Contributed Real Property”). MUS has good and marketable title to each piece of MUS Contributed Real Property and all original documents necessary to evidence or prove such title are in the possession or under the control of MUS. No Person has or has asserted any Lien, option, right of pre-emption or other similar interest (including any arising under Applicable Law) in or over any MUS Contributed Real Property or any relevant documents, other than Permitted Liens. The MUS Contributed Real Property and all uses of, and developments on, the MUS Contributed Real Property comply with all Applicable Law in all material respects. To the knowledge of MUFG and its Contributing Subsidiaries, MUS does not have any actual or contingent obligation or liabilities in relation to any MUS Contributed Real Properties and the buildings and other structures on, under or over the MUS Contributed Real Properties, which are in good and substantial repair and condition and fit for the purposes for which they are presently used and there is no material defect (whether latent, inherent or otherwise) in the construction or condition of any of such buildings or other structures. Except as set forth in MUFG’s Disclosure Letter, there is no pollution or contamination of the environment on, in, at, under or migrating to or from any MUS Contributed Real Property with respect to asbestos, polychlorinated biphenyl, or radioactive materials at any MUS Contributed Real Property.

2.3 Additional Representations and Warranties of MS. MS represents and warrants to MUFG, MUMSS and MSMS on the date of this Agreement and, in respect of the Closing Warranties, on the Closing Date that, except as set forth in its Disclosure Letter:

(a) Organization, Standing and Power of MSJS. At the Closing, MSJS will be an entity duly organized and validly existing under the laws of Japan and will have all requisite corporate power and authority to own and operate, as applicable, the MSJS Contributed Assets, the MSJS Contributed Liabilities, and the MSJS Contributed Business (other than the IBD Contributed Assets, the IBD Contributed Liabilities and the IBD Contributed Business) as currently conducted or as proposed to be conducted from and after the Closing.

(b) No Broker. Neither MS nor MSJS has incurred any Liability for any brokers’, finders’ or similar fees in connection with the transactions contemplated hereby.

(c) MSJS Real Property. MSJS does not currently own, nor has it ever owned, any Real Property.

(d) RMBS and Related Assets and Liabilities. Except as disclosed in the MS Disclosure Letter or in connection with the exclusion of Securitization Products as part of the Pre-Closing Reorganization, MSJS is not currently conducting any business related to the origination on a principal basis of any residential mortgage related loans or the arrangement of RMBS backed by such loans originated by MSJS.

(e) Securitization Products.

(i) The transfer of all Securitization Products other than Retained Securitization Products from MSJS to any other Affiliate of MS shall at Closing have been accounted for as a “true sale” under both GAAP and generally accepted accounting principles as in effect in the United States (“U.S. GAAP”) from time to time.

(ii) MSJS does not consolidate any securitization vehicle or other entity that has issued any Securitization Product other than Retained Securitization Products under GAAP and, as of the Closing, will not consolidate any such securitization vehicle or other entity under U.S. GAAP.

2.4 Representations and Warranties Generally. Each representation and warranty set forth in this Article II (i) is not qualified in any way whatsoever except as expressly provided herein, (ii) will not merge on the Closing or by reason of the execution and delivery of any other Transaction Document at the Closing, (iii) will remain in force and effect after the Closing Date as and to the extent provided in Section 6.1, and (iv) is given with the intention that Liability is not limited to breaches discovered before the Closing.

ARTICLE III

CERTAIN INTERIM AND OTHER COVENANTS

3.1 Conduct of Business Prior to the Closing.

(a) Ordinary Course of Business. Except (x) as expressly contemplated or permitted hereby or by any of the Transaction Documents, (y) to the extent required by Applicable Law, or (z) with the prior written consent of the other Party (which consent shall not be unreasonably withheld), from the date hereof until Closing, each Party will, and will cause each of its respective Subsidiaries to:

(i) conduct its Contributed Business, in all material respects, in the ordinary course of business consistent with past practice;

(ii) use their respective reasonable best efforts to preserve the current business organization of, and goodwill associated with, such Contributed Business, including maintaining in effect all Consents (including all Governmental Approvals), licenses, franchises, and authorizations of such Contributed Business; and

(iii) ensure that all transactions between (i) any of the Party’s Contributing Subsidiaries and any of the companies included in the Party’s Contributed Business, on the one hand, and (ii) the Party and its other Subsidiaries, on the other hand, take place on arm’s length terms or in accordance with existing transfer pricing policies or existing agreements.

(b) Prohibitions. Notwithstanding Section 3.1(a), and except (i) as expressly contemplated or permitted hereby or by any of the Transaction Documents, (ii) to the extent required by Applicable Law or (iii) with the prior written Consent of the other Party (which Consent shall not be unreasonably withheld), from the date hereof until Closing, each Party shall ensure that, none of such Party or its Subsidiaries, in each case with respect to such Party’s Contributed Business does, allows or procures any act or omission by its Contributing Subsidiary which would constitute a Shareholder Reserved Matter (as defined in each Shareholders Agreement) or otherwise require the consent of the other Party under either Shareholders Agreement if such act or omission took place following Closing.

3.2 Access to Information.

(a) General Rules. Between the date hereof and the Closing, each Party (the “Delivering Party”) shall, and shall cause its Subsidiaries to (i) provide the other Party (the “Requesting Party”) and its representatives with such information and documents in its possession relating to such Contributed Business and other related businesses or operations of the Delivering Party or such Subsidiary providing material services to such Party’s Contributed Business as the Requesting Party may from time to time reasonably request in such form it may reasonably request (including in electronic form), including information on business, properties, contracts, other Assets, Liabilities, personnel (in the case of MS, to the extent relating to IBD Contributed Business Individuals) and other aspects of the Delivering Party’s Contributed Business and other related businesses or operations of the Delivering Party or such Subsidiary providing material services to such Party’s Contributed Business, in connection with the consummation of the transactions contemplated hereby and the performance of the Requesting Party’s obligations hereunder; and (ii) keep the Requesting Party and its representatives informed, on a current basis, of any events, discussions, notices or changes with respect to any tax, criminal or regulatory investigation or action or any material Claims in relation to the Delivering Party’s Contributed Business and other related businesses or operations of the Delivering Party and any breach of representations and warranties contained in Article II; provided, that the Requesting Party shall not unreasonably interfere with the conduct of business of the Delivering Party or any of its Subsidiaries; provided, further, that the furnishing of such documents or information shall not violate confidentiality obligations to a client or other Third Party or jeopardize the attorney-client privilege of the Delivering Party or any of its Subsidiaries (in which case the Parties will use their reasonable best efforts to institute appropriate substitute disclosure arrangements, to the extent practical in the circumstances); provided, further, that access to such information shall be subject to any appropriate firewalls or other restrictions to prevent disclosure of information unrelated to the Contributed Businesses; provided, further, that no Party shall be required to disclose information that is, in its reasonable judgment, competitively sensitive; and provided, further, that neither Party shall be required to disclose information in violation of Applicable Law. No information provided or investigation conducted pursuant to this Section 3.2 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Preservation of Records; Access by Advisors. Each of MUFG and MS agrees (i) to hold all of the books and records related to the MUS and MSJS Contributed Businesses, respectively, that are not transferred to MUMSS or MSMS hereunder, as applicable, and not to destroy or dispose of any thereof, for a period of seven (7) years (unless a longer period is required by Applicable Law) from the Closing Date and (ii) following the Closing Date, to provide the other Party, its accountants and legal counsel, during normal business hours, upon reasonable request, reasonable access to such books and records, to the extent that such access may be requested as required to respond to any inquiry or investigation by any Governmental Authority. Each of MUFG and MS shall have the same rights, and MUMSS, MSMS and their respective Subsidiaries shall have the same obligations, as are set forth above in this Section 3.2(b) with respect to any non-privileged records pertaining to their respective Contributed Businesses that are transferred to MUMSS or MSMS, as applicable.

3.3 Confidentiality.

(a) Confidentiality Agreement. Each Party has agreed that the contemplated transaction in connection with this Agreement or the Transaction Documents shall be considered a Strategic Initiative (as defined in the Confidentiality Agreement) and acknowledges that the Confidentiality Agreement shall continue to apply with respect to the subject matter thereof pursuant to its terms. However, the confidentiality obligations of the Parties under this Agreement shall be as set forth in this Section 3.3.

(b) Treatment of Confidential Information. Each Party agrees to keep confidential, and not disclose to any Person (other than for purposes of filing such Party’s Tax Returns, to enable such Party to comply with Applicable Law or for other routine matters required by Applicable Law), any business, financial or marketing information, or other confidential or proprietary information of any other Party or any Affiliate thereof that is received by it in connection with this Agreement or the transactions contemplated hereby (collectively, the “Confidential Information”) (other than disclosure to such Party’s Affiliates or such Party’s or any Affiliate’s employees, agents, advisors, or representatives, in each case, responsible for matters relating to the Contributed Business or relating or incidental to the purposes of this Agreement or the Transaction Documents and matters relating to such Party’s compliance with Applicable Law (such Affiliates and each such Person being hereinafter referred to as an “Authorized Representative”)); provided, that such Party and its Authorized Representatives may make disclosures to the extent that:

(i) the Confidential Information being disclosed is publicly known at the time of disclosure by such Party or Authorized Representative;

(ii) the Confidential Information otherwise is known to such Party other than through disclosure by either Party or by a third party in breach of a duty of confidentiality;

(iii) such Confidential Information is required to be included in one or more regulatory reports or filings or is otherwise required to be disclosed under Applicable Law, including reports, filings or disclosures required by any Governmental Entity;

(iv) such Confidential Information was developed by such Party or Authorized Representative independent of any Confidential Information of either Company or the other Party; or

(v) such Confidential Information is in relation to the existence and terms of this Agreement and any Transaction Document and the Party considers it necessary or desirable to disclose such Confidential Information to the Governmental Entity;

(vi) such Confidential Information relates to the tax treatment and tax structure of the transaction in connection with this Agreement or any Transaction Document or any materials of any kind (including opinions or other tax analysis) and is provided to such other Person in relation to such tax treatment and tax structure.; or

(vii) such disclosure, in the opinion of legal counsel of such Party or Authorized Representative, is required by Applicable Law.

(c) Prior Notification of Disclosure. Prior to making any disclosure required by or advisable under Applicable Law, to the extent practicable and permitted by Applicable Law, each Party shall notify the other Party of such disclosure together with a copy of the opinion referred to above. Prior to any disclosure to any Authorized Representative, each Party shall advise such Authorized Representative of the obligations set forth in this Section 3.3 and direct such Authorized Representative to treat such Confidential Information in accordance herewith (but shall, nonetheless remain responsible for any breach by such Authorized Representative).

(d) Client Information. Confidential client information of either Party or its Contributed Business, and any other Business Information forming part of the Contributed Assets of either Party or any of its Contributing Subsidiaries a copy of which is retained by such Party or such Contributing Subsidiary as the case may be, shall be maintained and kept confidential in accordance with Applicable Law and any confidentiality obligation.

(e) Precautionary Measures. Each Party will take adequate security and precautionary measures to effect compliance with this Section 3.3 by its Authorized Representatives who shall be given access to Confidential Information as permitted herein and will be responsible for such compliance by such Persons.

(f) Return of Information. If this Agreement terminates, either Party may by notice require the other to return the first Party’s Confidential Information. If so, the other Party shall (and shall ensure that its Authorized Representatives shall) (i) return all documents containing Confidential Information which have been provided by or on behalf of the Party demanding the return of Confidential Information or its Authorized Representatives and (ii) destroy any copies of such documents and any document reproducing, containing or made from or with reference to the Confidential Information (except, in each case, for any submission to or filings with Tax or Governmental

Authority). The other Party shall return or destroy the Confidential Information as soon as practicable after receiving notice. Notwithstanding the foregoing, each Party and their respective Subsidiaries may retain copies of such Confidential Information as is required by Applicable Law or the document retention policy of such Party or to the extent such copies are electronically stored, in accordance with the retention or back-up policies or procedures of such Party (including those regarding electronic communications).

3.4 Action to Facilitate the Integration.

(a) Reasonable Best Efforts to Consummate Transactions. From the date hereof until the Closing, each Party shall use its reasonable best efforts to do or cause to be done all things necessary, proper or advisable, in accordance with Applicable Law, to consummate and make effective at the Closing the transactions contemplated by this Agreement and by the other Transaction Documents, and to cooperate with the other Party in good faith in connection with the foregoing, including:

(i) to obtain, and to cause its Subsidiaries to obtain prior to the Closing, any and all Governmental Approvals and Third Party Approvals required for the consummation of the transactions contemplated by this Agreement and by the other Transaction Documents (including any Governmental Approvals and Third Party Approvals required to separate the Excluded Businesses);

(ii) to comply, and cause its Subsidiaries to comply, with all conditions and covenants applicable to such Party hereunder or under the other Transaction Documents;

(iii) to defend any Claims, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or by the other Transaction Documents;

(iv) to administer, coordinate and otherwise manage each Party’s compliance with Section 3.2 and to effectively plan for the practical implementation of the integration following Closing; and

(v) to do, and cause its Subsidiaries to do, all such other acts as are necessary or advisable in order to consummate the transactions contemplated hereby and by the other Transaction Documents;

provided, that no Party shall be obligated to take any such action if it would alter or affect any of the substantive rights or obligations of such Party as contemplated by this Agreement or by the other Transaction Documents. Notwithstanding the foregoing (i), in the case of any Third Party Approval, in no event shall MUFG or MS be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 3.4(a).

(b) Governmental Approvals for Transactions pursuant to the Transaction Documents. Without limiting the foregoing, between the date of this Agreement and the Closing, each Party shall file, or cause to be filed, as promptly as practicable, in each case in form and content in compliance with Applicable Law, each registration, report, statement, notice, form, or other filing requested, required or desirable to be filed by any such Party or its Subsidiaries with any Governmental Authority or in order to obtain any Governmental Approvals required or desirable in order to complete the transactions contemplated by this Agreement or the other Transaction Documents or for MUMSS or MSMS to conduct its business as contemplated in this Agreement or the other Transaction Documents.

(c) Filings; Cooperation. Subject to Applicable Law, each Party shall use reasonable best efforts to keep the other Party apprised of the status of any Governmental Approvals relating to the completion of the transactions contemplated by this Agreement or the other Transaction Documents or for MUMSS or MSMS to conduct its business as contemplated in this Agreement, the Shareholders Agreements or the other Transaction Documents and each Party shall coordinate and cooperate prior to the Closing with the other Party in exchanging such information and supplying such assistance as may be reasonably requested by the other Party in connection with any of the actions contemplated by this Section 3.4(c), including:

(i) cooperating with the other Party in connection with any filings or reports required to be made under the Banking Law, the Financial Instruments and Exchange Law, the Bank Holding Company Act, the Japan Anti Monopoly Act, or other antitrust, competition, trade, or securities regulations, or other Applicable Law, including, with respect to the Party making a filing, taking into account any reasonable objections of the other Party with respect to making such a filing and, where desirable, providing a draft of a proposed filing, communication or application and inviting representatives of the other Party to participate in communications with the relevant Governmental Authority;

(ii) furnishing to the other Party (or, if the Party reasonably believes that such information is commercially sensitive, the advisers to the other Party on the basis that such information will not be provided to the other Party) all information required for any such application or filing with a Governmental Authority;

(iii) promptly notifying the other Party of, and furnishing the other Party with copies of, any material written communications from or with any Governmental Authority with respect to the transactions contemplated hereby; and

(iv) regularly reviewing with the other Party the progress of any notifications or filings (including, where necessary, seeking to identify appropriate means to address any regulatory or antitrust concerns identified by any Governmental Authority) and discussing with the other Party tactics for obtaining clearance from the Governmental Authority at the earliest reasonable opportunity.

(d) Conditional Regulatory Approvals. If any Governmental Approval required for fulfillment of any of the Closing conditions contained in Section 5.2, in the case of MUFG, and Section 5.1, in the case of MS, is granted subject to any condition, term or undertaking to be given by MUFG, MS, MUMSS or MSMS, such Governmental Approval shall be deemed to fulfill the Closing condition if that condition, term or undertaking is not (i) in the reasonable mutual opinion of the Parties, unduly and materially onerous to MUMSS, MSMS or any Affiliate of MUMSS or MSMS after Closing, (ii) in the reasonable opinion of MUFG, unduly and materially onerous to MUFG or any Affiliate of MUFG either before or after Closing, or (iii) in the reasonable opinion of MS, unduly and materially onerous to MS or any Affiliate of MS either before or after Closing. In such circumstances, MUMSS or MSMS or, if applicable, MUFG or MS, and any relevant Affiliate of any of them shall give any such undertaking in the form required by the Governmental Authority. MS and MUFG shall discuss in good faith to agree whether or not this Section 3.4(d) applies in respect of any such condition, term or undertaking and, if it does not apply, to agree on an alternative proposal to fulfill the relevant Closing condition as promptly as is reasonably practicable in order to implement the Closing as far as practicable on the same terms as otherwise contemplated by this Agreement and the other Transaction Documents.

(e) Failure of Condition; Notification; Updated Disclosure Letter.

(i) At all times prior to the Closing Date, each Party shall promptly notify the other Party in writing of any fact, condition, event or occurrence that would reasonably be expected to result in the failure of any of the conditions contained in Section 5.2, in the case of MUFG, and Section 5.1, in the case of MS, promptly upon becoming aware of the same.

(ii) In the event that Closing is scheduled to occur after May 1, 2010, then no later than fifteen (15) Business Days prior to the Closing Date, each Party shall update and supplement in good faith its initial Disclosure Letter (each, an “Updated Disclosure Letter”), and deliver its Updated Disclosure Letter to the other Party, with respect to any matter not existing or, to the extent that a representation or warranty is qualified by a reference to the knowledge of such Party, not known as of the date of this Agreement which, if existing or known by such Party as of the date of this Agreement, would have been required to be set forth or described in such Party’s initial Disclosure Letter. Such Party’s Updated Disclosure Letter (together with the initial Disclosure Letter) shall be deemed to have qualified the Closing Warranties, except for Section 2.1(g)(v)(A) (No MAE Since Balance Sheet Date), made in this Agreement for purposes of determining whether or not the conditions set forth in Section 5.2(a), in the case of MUFG, or 5.1(a), in the case of MS, have been satisfied as of the Closing Date, but not for purposes of determining whether or not any other conditions set forth in Section 5.2, in the case of MUFG, or 5.1, in the case of MS, have been satisfied. (For the avoidance of doubt, no matter disclosed in the Updated Disclosure Letter shall qualify Section 2.1(g)(v)(A) (No MAE Since Balance Sheet Date) for any purposes in connection with this Agreement.) Such Party’s Updated Disclosure Letter shall be deemed not to have been disclosed for purposes of qualifying any representations and warranties made in or pursuant to this Agreement as of the Closing Date for purposes of determining whether the other Party (including its related Indemnitees) is entitled to indemnification pursuant to Section 6.2(a) (it being understood that all such representations and warranties set forth in Article II are being remade as of the Closing Date for purposes of Section 6.2(a)).

(f) Legal Developments. Without limiting the foregoing provisions of this Section 3.4, if (i) an Applicable Law is enacted or (ii) a Governmental Authority issues, or seeks the issuance of, an Order of the type that would cause any of the Closing conditions set forth in Sections 5.1(d) and 5.2(d) not to be satisfied, the Parties shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to obtain the elimination of, or exemption from, such Applicable Law or the lifting, withdrawal or termination of such Order or the termination of the efforts by such Governmental Authority to obtain the issuance of such an Order at the earliest practicable time and/or to negotiate in good faith to implement alternative arrangements that will permit the Closing and the transactions contemplated hereby and by the other Transaction Documents to be consummated without a violation of such Applicable Law or Order and without altering in any material respect the rights or obligations of the Parties under this Agreement or any other Transaction Document.

(g) Excluded Liabilities, Consents and Approvals. Prior to and after the Closing, each Party, at the request of the other, shall use its reasonable best efforts to obtain, or to cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Excluded Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements so that, in any such case, neither MUMSS nor MSMS will have any liability or responsibility for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party (who is not a Subsidiary or Affiliate of such Party) from whom such Consents, approvals, substitutions and amendments are requested provided that MS will not seek to assign rights and obligations in respect of the Retained Securitization Product set forth in Table 1 of Schedule 1.2(b) and will not seek consent with respect thereto. If the applicable Party is unable to obtain, or to cause to be obtained, any such required Consent, approval, release, substitution or amendment, it shall continue to pay, perform and discharge fully all such Liabilities and shall indemnify MUMSS, MSMS, the other Party and the Indemnitees in accordance with the terms of this Agreement. For the avoidance of doubt, if either Party is unable to obtain, or cause to be obtained, any such required Consent, approval, release, substitution or amendment or any Consent, approval or amendment required to assign or transfer any Excluded Asset prior to Closing despite such Party’s reasonable best efforts to do so, such failure shall not be treated as or constitute a breach of any provision of this Agreement.

(h) Retained Securitization Products. MS shall transfer or shall have transferred the economic interest in all Retained Securitization Products out of MSJS prior to the Closing by either (i) having MS or an Affiliate of MS enter into a total return swap in a customary form with MSJS in respect of such Retained Securitization Product such that any gains or losses in the values of such Retained Securitization Products relative to their values on the date on which the total return swap was or is entered into is or will be for the account of MS, and/or (ii) by assigning the economic rights and benefits of such Retained Securitization Products to an Affiliate of MS or a Third Party by way of an assignment, sub-participation arrangement or otherwise.

(i) Specific Obligations. To the extent that the form of any documents required to implement the MUFG Pre-Closing Reorganization or the MS Pre-Closing Reorganization are not attached as Exhibits to this Agreement, MUFG or MS

(respectively) shall each consult with the other in advance of any material step proposed to be taken as part of such Pre-Closing Reorganization and shall provide the other in advance drafts of any material documents relevant to the implementation of such Pre-Closing Reorganization, in each case in sufficient time to enable the other adequately to consider and comment thereon, to the extent that such document is not consistent with any terms in respect of such document set forth in the Exhibits to this Agreement, the terms of this Agreement, the Shareholders Agreements and the other Transaction Documents.

(j) Contribution in Error. To the extent that, after the Closing, MUMSS, MSMS or either Party and/or any of its Affiliates discovers that an Asset or Liability was erroneously included as a Contributed Asset or Contributed Liability, as applicable: (i) MUMSS or MSMS, as applicable, shall transfer such Asset to the applicable transferor thereof in exchange for a payment by such transferor of an amount in cash equal to the reported value (if any) of such Asset on the applicable Final Closing Balance Sheet or (ii) MUMSS or MSMS, as applicable, shall, subject to Section 3.4(g), transfer such Liability to the applicable transferor thereof and shall make a payment to such transferor of an amount in cash equal to the reported value of such Liability on the applicable Final Closing Balance Sheet.

(k) Exclusion in Error. To the extent that, after the Closing, MUMSS, MSMS or either Party and/or any of its Affiliates discovers an Asset or Liability that should have been included as a Contributed Asset or Contributed Liability (including as necessary to make the representations set forth in Sections 2.1(j) (Assets; Services; Title) and Section 2.1(s)(iii) (IP Sufficiency) accurate): (i) the Party that should have transferred or procured the transfer of such Asset shall transfer or procure the transfer of such Asset to MUMSS or MSMS, as applicable, and in exchange receive a payment from MUMSS or MSMS, as applicable, of an amount in cash equal to the value of such Asset as of the Closing Date (as initially determined in good faith by MUMSS or MSMS, as applicable, and notified to both Parties) as if it had been included in the applicable Final Closing Balance Sheet or (ii) the Party that should have transferred or procured the transfer of such Liability shall, subject to Section 3.4(g), transfer or procure the transfer of such Liability to MUMSS or MSMS, as applicable, and such Party shall pay to MUMSS or MSMS, as applicable, an amount in cash equal to the value of such Liability as of the Closing Date (as agreed between MUMSS or MSMS, as applicable, and such Party) as if it had been included in the applicable Final Closing Balance Sheet; provided, that any disagreement between the Parties as to the value of any such Asset or Liability shall be resolved by following the procedures set forth in Section 1.6.

(l) Additional Post-Closing Assurances. Following the Closing Date, each Party shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by MUMSS, MSMS or the other Party, to confirm and assure the rights and obligations provided for in the Transaction Documents and render effective the consummation of the transactions contemplated by the Transaction Documents, or otherwise to carry out the intent and purposes of the Transaction Documents.

3.5 Non-Solicitation of Employees. Each Party agrees that between the date of this Agreement and Closing, neither it nor any of its Affiliates shall employ or solicit in order to offer to employ, directly or indirectly, any employee of its Contributed Business, MUMSS or MSMS, as applicable, provided however that engaging or hiring of an employee will not be considered a violation of this Section 3.5 if (a) it is contemplated under this Agreement as part of a Pre-Closing Reorganization, (b) it is the return of a seconded employee to the seconding entity or secondment to an Affiliate, in each case in the ordinary course of business consistent with past practice, (c) it involves only general solicitation of employment not specifically directed toward personnel employed in its Contributed Business or either Company, or (d) the employment relationship between the relevant Company and the employee was terminated at least three (3) months prior to the commencement of employment discussions between the relevant Party and such employee, or (e) the employee contacted the relevant Party entirely on his or her own initiative and without any direct or indirect solicitation by relevant Party.

3.6 Tax Matters.

(a) Cooperation. Each of MUFG, MS, MUMSS and MSMS shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, with respect to Tax matters. MUFG, MS, MUMSS and MSMS agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Contributed Businesses as is reasonably necessary for the filing of any Tax Return, the preparation for any audit and the prosecution or defense of any Claim relating to any proposed adjustment, in each case, with respect to a Pre-Closing Tax Period or a Straddle Period. The Parties shall reasonably cooperate to (i) identify all Tax-related information with respect to the Contributed Businesses that is held by MUFG, MS or their respective Affiliates and is reasonably necessary for the preparation of any Tax Return of MUMSS or MSMS, (ii) agree on the format in which such documentation will be provided to MUMSS or MSMS, as applicable, and (iii) take all actions reasonably necessary to transfer such information to MUMSS or MSMS, as applicable, at the Closing.

(b) Transfer Taxes. Any consumption, excise, sales, use, transfer, Real Property transfer, documentary, stamp or similar Taxes (“Transfer Taxes”) resulting from the transfer of the Contributed Assets to MUMSS or MSMS, as applicable, and the transactions described in Section 1.6 shall be borne by the Party or its Contributing Subsidiary that is responsible or otherwise liable therefor under Applicable Law. Except as otherwise provided in the Transaction Documents (other than this Agreement) with respect to the transactions contemplated thereby, all other Transfer Taxes arising from the transactions contemplated in this Agreement shall be the responsibility of the Party that incurs such Tax. The Parties shall reasonably cooperate to minimize the aggregate amount of Transfer Taxes.

3.7 Actions by Subsidiaries. Each of MUFG and MS shall ensure that each of its respective Subsidiaries takes all actions necessary to be taken by such Subsidiaries in order to fulfill the obligations of MUFG and MS, as the case may be, hereunder. From the date of this Agreement until the Closing, MUFG will not permit MUMSS to engage in any activities or incur any Liabilities other than in connection with the transactions contemplated by this Agreement.

3.8 Negotiations with Others. Until the Closing or the earlier termination of this Agreement, each of MUFG and MS will not and will cause each of its respective Subsidiaries and representatives, as the case may be, not to, directly or indirectly, without the prior written Consent of the other, initiate discussions or engage in negotiations concerning, or discuss, with any Person other than the other Party hereto and its representatives, any proposal (a) that is reasonably likely to prevent or materially delay the consummation of or otherwise have a Material Adverse Effect on the transactions contemplated by this Agreement or the other Transaction Documents, including proposals regarding the acquisition of, or joint venture with respect to, all or part of the MUS Contributed Assets or the MUS Contributed Business, or the MSJS Contributed Assets or the MSJS Contributed Business, as the case may be or (b) that would involve the direct or indirect acquisition by MUS or MSJS or their respective Affiliates of an interest greater than 15% in, or their entering into a joint venture with respect to, a Securities Company in Japan.

ARTICLE IV

ADDITIONAL TRANSACTION DOCUMENTS

Concurrent with the execution of this Agreement, the Parties shall enter into (or procure that their relevant Affiliates enter into) the Transaction Documents listed in Section 1 of Schedule 4 hereto, and at Closing, the Parties shall enter into (or procure that their relevant Affiliates enter into) the Transaction Documents listed in Section 2 of Schedule 4 hereto in the forms of Exhibits A through G attached hereto.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to MUFG’s Obligations. The obligation of MUFG to perform its obligations set forth in Section 1.5 and to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of MS set forth in this Agreement shall be true and correct as of the date of this Agreement and, in the case of Closing Warranties set forth in Sections 2.1 and 2.3 only, also as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date); provided, however, that, notwithstanding anything to the contrary contained herein, the condition set forth in this Section 5.1(a) shall be deemed to have been satisfied even if any representations or warranties of MS (other than those contained in Section 2.1(b) (Authority and Validity), which must be true and correct in all material respects, or Section 2.1(g)(v)(A) (No MAE since Balance Sheet Date), which must be true and correct in all respects) are not so true and correct unless the failure of such representations and warranties of MS to be so true and correct, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the MSJS Contributed Business.

(b) Performance of Agreements. MS shall, and shall have caused its Subsidiaries to, have performed and complied in all material respects with the obligations and covenants applicable to MS to be performed and complied with by MS or MS’s Subsidiaries at or prior to the Closing in accordance with this Agreement.

(c) Pre-Closing Reorganization. MS shall, and shall have caused its Subsidiaries to, have completed the MS Pre-Closing Reorganization provided, however, for these purposes that the failure to obtain any Third Party Consent to any transfer of any MSJS Excluded Asset or MSJS Excluded Liability which may be required shall not give rise to a failure to complete the MS Pre-Closing Reorganization.

(d) No Injunction. At the Closing Date, there shall be no Order of any Governmental Authority of competent jurisdiction in effect, nor any pending Claim brought by any Governmental Authority of competent jurisdiction which seeks the issuance or entry of an Order, (i) that restrains or prohibits or renders illegal either (A) the Closing or (B) the consummation of the other transactions contemplated by the Transaction Documents, other than, in the case of clause (B), such other transactions the failure of which to be so consummated would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on either Company or MUFG, or (ii) that would otherwise reasonably be expected to have a Material Adverse Effect on either Company or MUFG if the Closing were to occur.

(e) Consents and Approvals. The Governmental Approvals set forth in Schedule 5.1(e) shall have been obtained and shall be in full force and effect without any condition or requirement, and all other Governmental Approvals necessary to effect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and for each Company to conduct its business as contemplated in this Agreement and the other Transaction Documents shall have been obtained and shall be in full force and effect, in each case without any condition or requirement that would reasonably be expected to have a Material Adverse Effect on either Company, or MUFG or its Subsidiary or Affiliate, and any applicable waiting periods in respect thereof shall have expired or been terminated.

(f) Transaction Documents; Articles. Each of the Transaction Documents shall have been finalized to the reasonable satisfaction of both Parties, executed, delivered and performed (to the extent required/obligated to be performed by the Closing, if any) by all parties thereto other than MUFG and its Subsidiaries, and the MSMS Articles shall have been approved by a general meeting of the shareholders of MSMS and, to the extent required, by general meetings of any class shareholders of MSMS.

(g) Certificate. MUFG shall have received a certificate signed by a duly authorized executive officer of MS to the effect that the conditions set forth in Sections 5.1(a) and (b) have been satisfied.

5.2 Conditions to MS’s Obligations. The obligation of MS to perform its obligations set forth in Section 1.5 and to consummate the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. The representations and warranties of MUFG set forth in this Agreement shall be true and correct as of the date of this Agreement and, in the case of Closing Warranties set forth in Sections 2.1 and 2.2 only, also as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything to the contrary contained herein, the condition set forth in this Section 5.2(a) shall be deemed to have been satisfied even if any representations or warranties of MUFG (other than those contained in Section 2.1(b) (Authority and Validity), which must be true and correct in all material respects, or Section 2.1(g)(v)(A) (No MAE since Balance Sheet Date), which must be true and correct in all respects) are not so true and correct unless the failure of such representations and warranties of MUFG to be so true and correct, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on the MUS Contributed Business.

(b) Performance of Agreements. MUFG shall, and shall have caused its Subsidiaries to, have performed and complied in all material respects with the obligations and covenants applicable to MUFG to be performed and complied with by MUFG or MUFG’s Subsidiaries at or prior to the Closing in accordance with this Agreement.

(c) Pre-Closing Reorganization. MUFG shall, and shall have caused its Subsidiaries to, have completed the MUFG Pre-Closing Reorganization provided, however, for these purposes that the failure to obtain any Third Party Consent to any transfer of any MUS Excluded Asset or MUS Excluded Liability which may be required shall not give rise to a failure to complete the MUFG Pre-Closing Reorganization.

(d) No Injunction. At the Closing Date, there shall be no Order of any Governmental Authority of competent jurisdiction in effect, and no pending Claim brought by any Governmental Authority of competent jurisdiction which seeks the issuance or entry of an Order (i) that restrains or prohibits or renders illegal either (A) the Closing or (B) the consummation of the other transactions contemplated by the Transaction Documents, other than, in the case of clause (B), such other transactions the failure of which to be so consummated would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on either Company or MS, or (ii) that would otherwise reasonably be expected to have a Material Adverse Effect on either Company or MS if the Closing were to occur.

(e) Consents and Approvals. The Governmental Approvals set forth in Schedule 5.1(e) shall have been obtained and shall be in full force and effect without any condition or requirement, and all other Governmental Approvals necessary to effect the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and for each Company to conduct its business as contemplated in this Agreement and the other Transaction Documents shall have been obtained and shall be in full force and effect without any condition or requirement that would reasonably be expected to have a Material Adverse Effect on either Company, or MS or its Subsidiary or Affiliate, and any applicable waiting periods in respect thereof shall have expired or been terminated.

(f) Transaction Documents; Articles. Each of the Transaction Documents shall have been finalized to the reasonable satisfaction of both Parties, executed, delivered and performed (to the extent required/obligated to be performed by the Closing, if any) by all parties thereto other than MS and its Subsidiaries, and the MUMSS Articles shall have been approved by a general meeting of the shareholders of MUMSS and, to the extent required, by general meetings of any class shareholders of MUMSS.

(g) Certificate. MS shall have received a certificate signed by a representative director of MUFG to the effect that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.

ARTICLE VI

INDEMNIFICATION

6.1 Assertion of Claims.

(a) Survival of Representations and Warranties. The representations and warranties contained in Article II will survive the Closing until the second anniversary of the Closing; provided, however, that (i) the representations and warranties contained in Sections 2.1(r) (Taxes) shall survive until six (6) months following expiration of any applicable statute of limitations and (ii) the representations and warranties contained in Sections 2.1(a) (Organization, Standing and Power) and 2.1(b) (Authority and Validity) shall survive indefinitely, following which times no claim for any breach of such representations and warranties may be commenced, unless the Party making such a Claim has been notified to the other Party prior to such date.

(b) Asserted Claims. Notwithstanding the foregoing, any representation or warranty shall, to the extent that a Claim with respect thereto is timely asserted in writing on or prior to the expiration thereof, survive until a final adjudication or resolution of such Claim.

(c) Survival of Other Indemnity Rights. The right of an Indemnitee to indemnification or to otherwise receive payments pursuant to Section 6.2(b), (c) or (d) or Section 6.3 shall be separate and in addition to, and shall not be limited by, such Person’s right to indemnification pursuant to Section 6.2(a), and shall survive any termination or expiration of the representations and warranties set forth in this Agreement pursuant to this Section 6.1.

6.2 Indemnification Generally. Subject to the limitations set forth in this Article VI, each Party (the “Indemnitor”) shall indemnify, defend and hold harmless the other Party, the other Party’s Affiliates and the Companies and their respective Subsidiaries, and the directors, officers, employees, managers, agents and representatives of each of the foregoing (collectively, the “Indemnitees”), from and against any losses, damages, Liabilities, costs, expenses (including legal fees and expenses), fees, penalties, fines, Taxes, judgments, settlements and Claims of whatever kind and nature (each a “Loss”) incurred by an Indemnitee arising out of or in connection with:

(a) Breach of Representation or Warranty. The failure of any representation or warranty to be true and correct when made (or when deemed to be made) by the Indemnitor in this Agreement, and the failure of any Closing Warranty that was true and correct when made by the Indemnitor in this Agreement to continue to be true and correct as of the Closing (or as of such other date as is expressly specified in such representation and warranty as the date at which such representation and warranty is true) as if such representation and warranty were made again at the Closing (or such other specified date) (in each case, without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualification set forth therein). For purposes of this Section 6.2(a), the representations and warranties of each of MUFG and MS set forth in Article II of this Agreement shall be deemed made to and in favor of each Company as of the date of this Agreement, and the Closing Warranties shall be deemed made to and in favor of each Company also on and as of the Closing Date (except to the extent that any such Closing Warranty expressly speaks as of an earlier date, in which case such Closing Warranty shall be deemed made on and as of such earlier date);

(b) Breach of Covenant or Agreement. The failure by the Indemnitor or any of its Subsidiaries to perform any of its or their covenants or agreements contained in this Agreement (including any failure to comply with any provision hereof or any failure to satisfy any Liability assumed or retained by such Indemnitor or its Subsidiaries); or

(c) Excluded Liabilities. In the case of MUFG as Indemnitor, the MUS Excluded Liabilities (including any and all Liabilities deemed to be owed by MUMSS by virtue of law arising out of or in connection with the MUS Excluded Liabilities), and in the case of MS as Indemnitor, the MSJS Excluded Liabilities (including any and all Liabilities deemed to be owed by MSMS by virtue of law arising out of or in connection with the MSJS Excluded Liabilities).

(d) Pre-Closing Liabilities. In the case of MUFG as Indemnitor, the MUS Pre-Closing Liabilities, and in the case of MS as Indemnitor, the MSJS Pre-Closing Liabilities.

6.3 Other Indemnification.

(a) Tax. Each Indemnitor shall indemnify, defend and hold harmless the Indemnitees, from and against any Losses incurred by an Indemnitee arising out of or in connection with unpaid Taxes relating to the Indemnitor’s Contributed Business accruing as to any period prior to Closing, including between the date of its Interim Pro Forma Financial Statements and Closing except to the extent provided for in the Final Closing Balance Sheet.

(b) Other. Each Indemnitor shall indemnify, defend and hold harmless the Indemnitees, from and against any Losses incurred by an Indemnitee arising out of any asbestos, polychlorinated biphenyl, or radioactive materials present at Closing at any of such Indemnitor’s Contributed Leased Real Property or Contributed Real Property.

6.4 Limitations on Amounts.

(a) Thresholds. An Indemnitor shall have no Liability under Section 6.2(a), 6.2(d) and 6.3:

(i) for any Loss or series of related Losses unless the amount thereof exceeds ¥100,000,000 (each, a “De Minimis Loss”); and

(ii) until the amount of Losses (other than any De Minimis Losses) that would be subject to indemnification by the Indemnitor but for this sentence exceeds an aggregate amount equal to ¥1,000,000,000 (the “Deductible”);

in which case the Indemnitees shall be entitled to indemnification of all Losses in excess of the Deductible (other than any De Minimis Losses).

(b) Indemnification Liability Capped. An Indemnitor’s aggregate Liability under Section 6.2(a), 6.2(b), 6.2(d) and 6.3 shall in no event exceed ¥150 billion.

6.5 Other Indemnification Provisions.

(a) Amount of Loss. For purposes of Section 6.2(a), the amount of Losses arising out of any breach of a representation or warranty shall be determined without regard to qualifications of materiality or Material Adverse Effect or similar qualifications (other than specified dollar thresholds) and without regard to whether the matter giving rise to such Losses was disclosed to the other Party (or its representatives) (other than in the applicable Disclosure Letter). The representations and warranties contained in Article II and the rights and remedies that may be exercised by any Person seeking indemnification hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any such Person or its representatives.

(b) Limitation on Damages. Notwithstanding anything to the contrary contained in this Article VI, no Indemnitor shall be liable for any indirect, special, consequential, exemplary or punitive damages related to or arising in connection with any indemnification in this Article VI, except in cases where such damages are recovered from an Indemnitee by a Third Party. In no event shall any Indemnitee recover more than once for any Loss, regardless of whether alternative theories of recovery exist under this Agreement or Applicable Law.

(c) Exclusive Remedy. This Article VI sets forth the Parties’ exclusive remedy, following the Closing, for any Loss that may result from the breach of any of the representations or warranties, covenants or agreements contained in this Agreement or any other matter arising under this Agreement, except for Losses resulting from fraud of an Indemnitor or its Affiliates.

(d) Valuation. Notwithstanding anything to the contrary contained herein, no Indemnitor shall be required to indemnify any Party (or its Affiliates) for any Loss relating to a reduction in the value of a Contributed Business to the extent such Loss was provided for or accrued in the Final Closing Balance Sheet or a reduction in value of either Company to the extent that such Company has been held harmless therefor in accordance with the terms hereof.

(e) Distribution of Subsequent Awards. If any Indemnitee receives any amounts in respect of Losses previously paid by the Indemnitor or obtains any judgment or award in any litigation relating to an Excluded Liability or Excluded Claim of such Indemnitor which was previously paid by such Indemnitor, the Indemnitee shall distribute such amounts received to the Indemnitor. Any Losses shall be net of any (i) amounts actually recovered by any Indemnitee under applicable insurance policies and (ii) Tax benefits actually realized by any Indemnitee by reason of the incurrence or payment of any such Losses, and shall be increased by any Tax costs incurred by any Indemnitee as a result of the receipt of the indemnification payment.

(f) Other Indemnification Agreements. This Agreement shall not be deemed to amend or otherwise modify the provisions or application of any indemnification or similar agreement between (i) any broker or other employee of a Party, any of its Subsidiaries or either Company, and (ii) such Party, any of its Subsidiaries, or either Company. In addition, notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (A) require the Indemnitor to indemnify the brokers or other employees of the Indemnitor, any of its Subsidiaries, MUMSS or MSMS, or (B) be deemed to waive any right of the Indemnitor to receive reimbursement from such brokers or other employees for, among other things, Losses caused by their criminal conduct, willful misconduct or bad faith.

(g) Mitigation. Each Indemnitee must use reasonable efforts to mitigate any Loss for which such Indemnitee seeks indemnification under this Agreement.

(h) Claims by MUFG or MS on behalf of the Companies. If MUFG becomes aware of any Loss for which MUMSS or MSMS may be entitled to seek indemnification from MS under this Agreement, MUFG shall be entitled to seek such indemnification on behalf of such Company and may exercise or cause to be exercised all of the rights of such Company with respect to such Loss as if MUFG were the Indemnitee with respect to such Loss; provided, that any amounts recovered from MS with respect to such Loss shall be paid to such Company. If MS becomes aware of any Loss for which MUMSS or MSMS may be entitled to seek indemnification from MUFG under this Agreement, MS shall be entitled to seek such indemnification on behalf of such Company and may exercise or cause to be exercised all of the rights of such Company with respect to such Loss as if MS were the Indemnitee with respect to such Loss; provided, that any amounts recovered from MUFG with respect to such Loss shall be paid to such Company.

6.6 Procedures. In the event any Indemnitee should have a Claim under this Article VI against any Indemnitor that does not involve a Claim being asserted against or sought to be collected from such Indemnitee by a Third Party, the Indemnitee shall deliver reasonably prompt notice of such Claim, specifying in reasonable detail the basis therefor, to the Indemnitor. The failure or delay by any Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from any Liability which it may have to such Indemnitee, except to the extent that the Indemnitor has been actually prejudiced by such failure or delay. If the Indemnitor does not notify the Indemnitee within sixty (60) Business Days following its receipt of such notice that the Indemnitor disputes its Liability to the Indemnitee, such Claims specified by the Indemnitee in such notice shall be conclusively deemed a Liability of the Indemnitor, and the Indemnitor shall pay the amount of such Liability to the Indemnitee on demand or, in the case of any notice in which the amount of the Claims (or any portion thereof) is estimated, on such later date when the amount of such Claim (or such portion thereof) becomes finally determined.

6.7 Procedures for Non-Party Claims. The following procedures shall apply to all matters or circumstances that may result in a Loss by reason of a Claim brought by a Third Party, including any Claim asserted by a Governmental Authority (“Non-Party Claims,” including any Claim asserted by an employee of a Party, such Party’s Subsidiary or either Company):

(a) Notice. Promptly after an Indemnitee receives written notice of any matter or circumstance that may reasonably be expected to result in a Loss to such Indemnitee by reason of a Non-Party Claim, the Indemnitee shall give written notice thereof to the Indemnitor. The right to indemnification hereunder will not be affected by any failure of an Indemnitee to give such notice (or delay by any Indemnitee in giving such notice) unless (and then only to the extent that) the rights and remedies of the Indemnitor have been actually prejudiced as a result of the failure to give, or the delay in giving, such notice. The notice of the Non-Party Claim shall describe the Non-Party Claim in reasonable detail.

(b) Control of Non-Party Claims. Subject in all cases to Section 6.6 and except for Pre-Closing Litigation referred to in Section 6.7(f), which shall be administered in accordance with that section, the Indemnitor shall be entitled, at its election, to control the defense of such Non-Party Claim (the “Controlling Party”) and if the Indemnitor so elects, it shall: (i) retain counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnitee; (ii) control and direct the defense of any such Non-Party Claim, including the development and implementation of legal strategy for such Non-Party Claim, subject to Section 6.7(c); and (iii) pay, and indemnify the Indemnitee against, any costs or expenses incurred in such defense (whether or not such defense is wholly or partially successful).

(c) Settlements. No Party shall have any Liability for any settlement or compromise effected without its Consent, which Consent shall not be unreasonably withheld. No Controlling Party may effect any settlement or compromise unless the Indemnitee has no Liability in connection therewith which is not fully satisfied by the Controlling Party.

(d) Conflicts of Interest. The Indemnitee in respect of any Claim shall be entitled to engage separate counsel of its choice to participate in the defense of such Claim; provided, that, except as set forth in the remainder of this Section 6.7(d), the fees and expenses of such separate counsel shall be borne solely by the Indemnitee and shall not be subject to reimbursement by the Indemnitor; and provided, further, that this sentence shall not affect, in any respect, the control of such Claim as provided in Section 6.7(b). Notwithstanding the foregoing, if the defendants in a Claim include both an Indemnitee and the Indemnitor, and counsel to the Indemnitee (or, if the Indemnitee is the Controlling Party, counsel to the Indemnitor) shall have reasonably concluded that joint representation would be inappropriate due to potential or actual conflicts of interest between the Controlling Party, the Indemnitor and/or the Indemnitee, the Indemnitee shall have the right to retain a single firm of separate counsel reasonably acceptable to the Controlling Party (and, if the Company is the Controlling Party, the Indemnitor) (each of which shall be timely sought and shall not be unreasonably withheld) to participate in the defense of that Claim on behalf of such Indemnitee and at the expense of the Indemnitor.

(e) Status. The Controlling Party shall at the request of the Indemnitee from time to time notify the Indemnitee regarding the status, including any significant developments, with respect to Non-Party Claims the defense of which is being conducted by the Controlling Party on behalf of an Indemnitee (or the Indemnitor, as the case may be).

(f) Pre-Closing Litigation. Without limiting any other provision in this Agreement, the Parties agree that (i) each Party shall remain responsible for, and control, all litigation with respect to its Contributed Business and Contributing Subsidiaries pending or threatened in writing prior to the Closing, including any Claims pending or threatened in writing by a Party as plaintiff relating to its Contributed Business and Contributing Subsidiaries (the “Pre-Closing Litigation”) (which Claims such Party shall continue to prosecute and shall use good faith efforts to obtain a favorable judgment or settlement), and (ii) no Pre-Closing Litigation shall be the responsibility of either Company, which shall be treated as an Indemnitee for purposes of Article VI with respect to all such litigation (it being understood that any settlement of any Claim being pursued as plaintiff will not be settled without the Consent of such Company (which Consent shall not be unreasonably withheld) if such settlement would impair the value of any Contributed Asset in any respect and any proceeds of any such settlement with respect to any Contributed Asset shall be paid over to the applicable Company).

6.8 Mutual Assistance. The Indemnitor and Indemnitee shall reasonably cooperate with each other in the defense of any Claim subject to indemnity pursuant to this Article VI and with respect to any Pre-Closing Litigation. Without limiting the foregoing, after the Closing, MUFG agrees that it will, and that it will cause its Affiliates to; MS agrees that it will, and will cause its Affiliates to; and the Parties agree that they will cause the Companies to (i) cooperate with each of the Parties and their Subsidiaries and the Companies and its Subsidiaries, (ii) generally seek to avoid the imposition of regulatory sanctions on the Parties or their Subsidiaries and the Companies or their Subsidiaries to the extent reasonable under the circumstances and (iii) furnish to each of them access to such employees and other Persons under their control, and such information, documents, records, evidence, testimony and other assistance as any of them may reasonably request, in connection with any Claims, arrangements or disputes of any nature involving or affecting the Companies that reasonably relate to matters that occurred prior to the Closing and in which any of them, as the case may be, was involved or for which such Person has records, information or knowledge. The reasonable expenses incurred by any Person in complying with any request for cooperation pursuant to this Section 6.8 shall be borne by the Indemnitor or other Person requesting such cooperation; provided, however, that such expenses shall not include incidental time incurred by employees of any Party responding to such a request for cooperation. The Parties shall cause the Companies to assist, service and otherwise support any Pre-Closing Litigation.

ARTICLE VII

TERM AND TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written Consent of the Parties at any time;

(b) by either Party upon written notice to the other Party in the event that any Governmental Authority has issued an Order (i) denying a Governmental Approval required as a condition to Closing under Section 5.1(e) or 5.2(e) or (ii) causing the conditions set forth in Section 5.1(d) (in the case of MUFG) or 5.2(d) (in the case of MS) not to be satisfied, and in either case such Order shall have become final and non-appealable;

(c) by either Party, upon written notice to the other Party, at any time after 5:00 p.m., Japan time, on December 31, 2010, in the event that the Closing shall not have occurred on or prior to such time; provided, however, that such date shall be extended by an additional ninety (90) days if (i) the conditions set forth in Section 5.1(e) or 5.2(e) shall not have been satisfied prior to such date and time, and (ii) all other conditions to Closing in this Agreement have been satisfied or waived; provided, further, that a Party may not give notice under this Section 7.1(c) if a condition to the other Party’s obligation to proceed to Closing has not been fulfilled due to such Party’s breach of a material covenant, obligation or agreement in this Agreement; or

(d) by either Party, upon written notice to the other Party, if (i) there has been a material misrepresentation or breach of warranty or covenant or agreement made or to be performed by or on the part of such other Party pursuant to this Agreement, (ii) such misrepresentation or breach has not been or cannot be cured within a period of sixty (60) days following the delivery of written notice to such other Party of such misrepresentation or breach, and (iii) the effect of such misrepresentation or breach is to prevent the satisfaction of a condition specified in Sections 5.1(a) or 5.1(b) (in the case of MUFG) or Sections 5.2(a) or 5.2(b) (in the case of MS).

7.2 Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, no covenants, agreements, representations or warranties contained herein shall survive the termination of this Agreement except (a) Article VIII and (b) those provisions that by their express terms survive such termination; provided, however, that no termination of this Agreement shall release a breaching Party from any Liability with respect to any breach of this Agreement occurring prior to such termination.

ARTICLE VIII

MISCELLANEOUS

8.1 General Escalation Procedure. Prior to commencing any arbitration proceedings as provided in Section 8.2 the Parties will attempt to resolve any dispute arising out of this Agreement, including the breach, termination or invalidity thereof (a “Dispute”) through good faith negotiations, as follows:

(a) either Party may send written notice to the other with a copy to MSMS or MUMSS as appropriate, specifying the nature of the Dispute in reasonable detail and requesting negotiations in respect of such Dispute;

(b) for a period of twenty (20) Business Days after the receipt of any such notice, the Parties shall discuss the Dispute in an effort to resolve it; and

(c) failing resolution of such Dispute within the twenty (20) Business Day period referred to in Section 8.1(b), the representatives of either Party may promptly submit a written statement of the Dispute to the respective CEOs of MUFG and MS for joint resolution by them;

(d) failing resolution of a Dispute within twenty (20) Business Days after the submission of a written statement as referred to in Section 8.1(c), the Dispute shall be finally resolved by binding arbitration in accordance with Section 8.2.

8.2 Arbitration.

(a) Arbitration; Rules; Location. Except as provided in Section 8.1, any Dispute shall be referred to and finally determined under the Rules of Arbitration of the International Chamber of Commerce then in effect (the “ICC Rules”). The place of arbitration shall be Tokyo, Japan.

(b) Arbitrators. There shall be three arbitrators. Two arbitrators shall be nominated by the Parties, with each Party nominating one arbitrator, in accordance with the ICC Rules. If a Party fails to nominate an arbitrator within the time limits set by the ICC Rules, the International Court of Arbitration (“ICC Court”) shall appoint an arbitrator for that Party. The third arbitrator, who will act as chairperson of the arbitral tribunal, shall be nominated by the other two arbitrators. If the two arbitrators are unable to agree on the nomination of the chairperson within thirty (30) days after the appointment of the second arbitrator, then the ICC Court shall appoint the chairperson forthwith. Each arbitrator on the arbitral tribunal shall be disinterested in the dispute and shall have no connection to either Party, and shall be fluent in English. The arbitrators shall not be required to be admitted to practice law in Japan.

(c) Award. The arbitral award shall be in writing, state the reasons for the award, and be the sole and exclusive binding remedy between and among the Parties. Judgment on the award rendered may be entered in any court having jurisdiction thereof. To the extent permitted by Applicable Law, the Parties hereby waive any right to refer any question of law and their right of appeal on the law and/or merits to any court, except as provided by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958. For purposes of such convention, the award shall be deemed an award of Japan, the relationship between the Parties shall be deemed commercial in nature, and any Disputes shall be deemed commercial.

(d) Language of Proceedings. The language of the arbitral proceedings shall be English and all documents not in English submitted by any Party shall be accompanied by a translation into English prepared at the expense of the party producing the document.

(e) Confidentiality of Proceedings. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed Confidential Information for purposes hereof, and shall not be disclosed beyond the tribunal, the ICC Court, the Parties, their counsel, and any person necessary to the conduct of the proceeding, except as and to the extent required to enforce any arbitral award, or as otherwise contemplated in Section 3.3(b).

(f) Equitable and Provisional Relief. Each of the Parties acknowledges and agrees that any breach by it of any provision of this Agreement would irreparably injure the other Party and that money damages would be an inadequate remedy therefor. Accordingly, each Party agrees that, in addition to any money damages, the other Party shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consents to the entry thereof. In addition, nothing in this Section 8.2 or otherwise shall be construed as preventing either Party from seeking an interim injunction or any similar equitable relief in any court of competent jurisdiction.

(g) Limitations on Damages. In no event shall a Party have any liability to the other Party for such other Party’s loss of profits, revenue or goodwill, loss or interruption of business, loss of data, or for any indirect, incidental, special, consequential or punitive damages, arising out of or relating to this Agreement or the subject matter hereof, no matter what theory of liability, and even if advised of the possibility or probability of such damages.

(h) Expenses. Each party to a Dispute shall bear its own legal fees and costs in connection therewith.

8.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of Japan, without giving effect to its choice of law rules.

8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid or unenforceable in any respect under Applicable Law, such provision shall be ineffective only to the extent of such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

8.5 Entire Agreement. This Agreement, including the Appendices, Exhibits and Schedules hereto and the Disclosure Letters delivered herewith, which are expressly incorporated herein by this reference, together with the other Transaction Documents, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the Parties with respect to such subject matter. No Party shall have any claim or remedy in respect of any representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement or the other Transaction Documents. Except for any liability in respect of breach of this Agreement or fraud, neither Party shall owe any duty of care or have any liability in tort or otherwise to the other Party.

8.6 Language. This Agreement is entered into in the English language; provided that each Party’s Schedules attached hereto and Disclosure Letter may be in the Japanese language to the extent not available in the English language. In the event of any dispute concerning the construction or meaning of this Agreement, the text of the Agreement as written in the English language shall prevail over any translation of this Agreement that may have been made.

8.7 No Amendments. This Agreement may not be amended or modified except by a written instrument, expressly referring to this Agreement, and signed by each of the Parties.

8.8 No Waivers. No waiver of any term or provision of this Agreement shall be effective unless it is in writing and is signed by the Party against which it is asserted. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

8.9 No Assignments. Neither Party shall assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of the other Party. Any purported assignment or other disposition by a Party shall be null and void. For purposes of this Section 8.9, the terms “assign” and “assignment” shall be deemed to include (i) a merger in which a Party is not the surviving entity, (ii) a consolidation or division of a Party, (iii) a sale of all or substantially all of the Assets of a Party, or (iv) a change of control resulting from a sale or repurchase of shares or similar transaction involving a Party.

8.10 No Third Party Beneficiaries. Except as set forth in Article VI, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.11 Notices. Any notices and other communications required to be given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid) or upon transmission if sent by facsimile (with request for confirmation of receipt in a manner customary for communications of such respective type), except that if notice is received after 5:00 p.m., local time, on a Business Day at the place of receipt, it shall be effective as of the following Business Day. Notices are to be addressed as follows:

If to MUFG, to:

MUFG/MS Strategic Alliance Office

Mitsubishi UFJ Financial Group, Inc.

7-1 Marunouchi 2-chome

Chiyoda-ku

Tokyo 100-8330, Japan

Attention: General Manager

Telephone: +81-3-3240-8111

Facsimile: +81-3-3240-5324

and:

Corporate Planning Division Mitsubishi UFJ Financial Group, Inc.

7-1 Marunouchi 2-chome

Chiyoda-ku

Tokyo 100-8330, Japan

Attention: General Manager

Telephone: +81-3-3240-8111

Facsimile: +81-3-3240-6631

with a copy to:

Morrison & Foerster LLP

Shin-Marunouchi Building, 29th Floor,

5-1 Marunouchi 1-chome

Chiyoda-ku,

Tokyo 100-6529, Japan

Attention: Ken Siegel

Telephone: +81-3-3214-6522

Facsimile: +81-3-3214-6512

and:

Nishimura & Asahi

Ark Mori Building

1-12-32 Akasaka

Minato-ku

Tokyo 107-6029, Japan

Attention: Masakazu Iwakura

Telephone: +81-3-5562-8500

Facsimile: +81-3-5561-9711/12/13/14

If to MS, to:

Morgan Stanley

1585 Broadway,

New York, NY 10036, U.S.A.

Attention: General Counsel

Telephone: +1 (212) 761-4000

Facsimile: +1 (212) 761-0331

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017, U.S.A.

Attention: John D. Amorosi

Telephone: +1 (212) 450 4010

Facsimile: +1 (212) 701 5010

and:

Morgan Stanley Japan Holdings Co., Ltd

Yebisu Garden Place Tower

20-3, Ebisu 4-Chome, Shibuya-ku

Tokyo 150-6008, Japan

Attention: The President

Telephone: +81 (3) 5424-5000

Facsimile: +81 (3) 5424-5099

or to such other respective addresses as either Party shall designate to the other by notice in writing; provided, that notice of a change of address shall be effective only upon receipt.

8.12 Definitions; Interpretation.

(a) Certain Definitions. Capitalized terms used but not defined in the main body of this Agreement shall have the meanings assigned to them in Appendix A.

(b) Treatment of Ambiguities. The Parties acknowledge that each Party has participated in the drafting of this Agreement and the other Transaction Documents, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any other Transaction Document.

(c) References; Construction. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Appendix, Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an appendix, exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, unless the context clearly indicates to the contrary, to be followed by the words “but (is/are) not limited to.” The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Appendices, Exhibits and Schedules), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference). Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

8.13 Expenses. Each of MUFG and MS shall bear the expenses incurred by it in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

8.14 Counterparts. This Agreement may be executed (including by facsimile signature) in one or more counterparts, with the same effect as if the Parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ Nobuo Kuroyanagi
Name:	Nobuo Kuroyanagi
Title:	President and CEO

MORGAN STANLEY

By:	/s/ Walid Chammah
Name:	Walid Chammah
Title:	Executive Vice President, Chairman and CEO of Morgan Stanley International

[Signature Page to Integration and Investment Agreement]

Appendix A

Definitions

In this Agreement, except where the context otherwise requires:

“Accounting Firm” has the meaning set forth in Section 1.6(d).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control, with such Person. It is acknowledged that after the date of this Agreement, Persons who are not presently Affiliates of a Party may become Affiliates of such a Party, and Persons who are presently Affiliates of a Party may cease to be Affiliates of such Party. Unless otherwise specifically stated, the term “Affiliate” does not include: (x) any member of the MSMS Group when used with respect to either Party or its respective Affiliates, or (y) either Party or its respective Affiliates, when used with respect to any member of the MSMS Group. Neither MS nor any other Affiliate of MS shall be considered to be an Affiliate of MUFG or an Affiliate of any member of the MUFG Group, and vice versa. “Affiliated” and “Affiliation” shall have correlative meanings.

“Agreed Interest Rate” means 3-month TIBOR.

“Agreed Principles” has the meaning set forth in Section 1.6(a).

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes of any Governmental Authority; (ii) orders, decisions, judgments, awards or decrees of any Governmental Authority; and (iii) requests, guidelines or directives (whether or not having the force of law) of any Governmental Authority.

“Asset” means any property, goodwill, right or asset of every nature, kind, and description, tangible and intangible, wherever located, regardless of whether such property, goodwill, right or asset would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Authorized Representative” has the meaning set forth in Section 3.3(b).

“Balance Sheet Date” has the meaning set forth in Section 2.1(g)(ii).

“Bank Holding Company Act” means the U.S. Bank Holding Company Act of 1956, as amended.

“Banking Law” means the Banking Law of Japan (ginkō-hō, Law No. 59 of 1981, as amended) and regulations thereunder.

“Benefit Plan” means any employee benefit plan, program, policy or other arrangement providing benefits, whether or not written, Employment Agreement, bonus, incentive or deferred compensation, employee loan, severance, termination, retention, change of control, stock option,

Appendix A - 1

stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement or policy, that has been sponsored by any Contributing Subsidiary and that provides, has provided or will provide benefits or compensation (assuming any vesting, performance or other benefit requirements are met) (i) in respect of any Contributed Business Individual or (ii) in respect of which either Company has or may have any present or future Liability.

“Board” means the board of directors or similar body of a company or other legal entity.

“Business Day” means a day on which commercial banks are generally open to conduct their regular banking business in Tokyo.

“Business Information” means Trade Secrets, proprietary and confidential information, technical and business know how, and confidential client information.

“Claim” means any litigation, suit, complaint, demand, or legal, administrative, arbitral or criminal proceeding, information request or Order, in each case in the context of legal, arbitral or governmental proceedings.

“Closing” has the meaning and consists of the transactions set forth in Section 1.5.

“Closing Date” has the meaning set forth in Section 1.5.

“Closing Warranties” means each of the representations and warranties set forth in Article II other than Section 2.1(d)(i) (Charter Documents; Books and Records), and Sections 2.1(g)(i) (Audited Financial Statements), 2.1(g)(ii) (Interim Financial Statements) and 2.1(g)(iii) (Interim Pro Forma Financial Statements).

“CMBS” means commercial mortgage backed securities.

“Company” has the meaning set forth in the recitals hereto.

“Confidential Information” has the meaning set forth in Section 3.3(b).

“Confidentiality Agreement” means the letter agreement, dated as of November 4, 2008, by and between MUFG and MS, as it may be amended from time to time.

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, agreement, license, exemption or other permit or Order of, registration, declaration or filing with, or report or notice to, any Person.

“Contributed Assets” means, with respect to MUFG or its Contributing Subsidiaries, the MUS Contributed Assets, and with respect to MS or its Contributing Subsidiaries, the MSJS Contributed Assets and the IBD Contributed Assets, as applicable.

“Contributed Business” means, with respect to MUFG or its Contributing Subsidiaries, the MUS Contributed Business, and with respect to MS or its Contributing Subsidiaries, the MSJS Contributed Business and the IBD Contributed Business, as applicable.

Appendix A - 2

“Contributed Business Individuals” means, with respect to MUFG or MUS, the MUS Contributed Business Individuals, and with respect to MS or MSJS, the MSJS Contributed Business Individuals and the IBD Contributed Individuals.

“Contributed IP” means, with respect to MUFG, the MUS Contributed IP, and with respect to MS, the MSJS Contributed IP and the IBD Contributed IP.

“Contributed Leased Real Property” means, with respect to any Party, the Real Property occupied or used by any of such Party’s Contributing Subsidiaries in connection with such Party’s Contributed Business pursuant to a Contributed Real Property Lease.

“Contributed Liabilities” means, with respect to MUFG or its Contributing Subsidiaries, the MUS Contributed Liabilities, and with respect to MS or its Contributing Subsidiaries, the MSJS Contributed Liabilities and the IBD Contributed Liabilities, as applicable.

“Contributed Real Property Lease” means any lease or sublease (or allocable portion thereof) by or under which any Contributing Subsidiary holds a leasehold interest or uses or occupies or has the right to use or occupy any Contributed Leased Real Property or any portion thereof or interest therein.

“Contributing Subsidiaries” means, with respect to MUFG, MUS and MUSBJ, and with respect to MS, MSJS.

“Controlling Party” has the meaning set forth in Section 6.7(b).

“Copyrights” means any and all rights in or associated with works of authorship, including rights in computer programs (in source code and object code form), designs, documentation, and databases, including copyrights, copyright registrations, copyright applications and moral and other neighboring rights, however denominated.

“Corporation Law” means the Corporation Act of Japan (kaisha-hō, Law No. 86 of 2005, as amended) and regulations thereunder.

“CREL” means commercial real estate loans.

“De Minimis Loss” has the meaning set forth in Section 6.4(a)(i).

“Deductible” has the meaning set forth in Section 6.4(a)(ii).

“Deferred Compensation” has the meaning set forth in Section 2.1(g)(iv).

“Delivering Party” has the meaning set forth in Section 3.2(a).

“Disclosure Letter” means, (i) in the case of MUFG, the disclosure letter of MUFG dated the date hereof, and (ii) in the case of MS, the disclosure letter of MS dated the date hereof.

“Dispute” has the meaning set forth in Section 8.1.

Appendix A - 3

“Domain Names” means domain names, uniform resource locators and other names and locators associated with the Internet and registrations thereof and applications therefor.

“Employment Agreement” means a contract, offer letter or agreement of an individual with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant (other than on an at-will basis) pursuant to which the Person or any of its Affiliates has any Liability to provide compensation and/or benefits in consideration for past, present or future services, or in respect of the termination of any such services.

“Excluded Assets” means the MUS Excluded Assets or the MSJS Excluded Assets, or both, as the context requires.

“Excluded Businesses” means the MUS Excluded Businesses or the MSJS Excluded Businesses, or both, as the context requires.

“Excluded Claims” means, with respect to either Party, Losses arising in connection with or relating to a Claim asserted against the other Party, MUMSS, MSMS, any of their respective Subsidiaries or Affiliates or with respect to any Contributed Assets or the Contributed Business of that Party, in any case which arise from or in connection with an action, omission to act, condition or event (or series of related actions, omissions, conditions or events) that first occurred at or prior to the Closing, including litigation referred to in Section 6.7(f), unless such action, omission, condition or event (or series of related actions, omissions, conditions or events) continues for more than one year after the Closing (in which case such Claim and any Losses arising therefrom shall be an Excluded Claim only to the extent relating to any pre-Closing period).

“Excluded Liabilities” means, in the case of MUS, the MUS Excluded Liabilities, and, in the case of MSJS, the MSJS Excluded Liabilities, or both of them, as the context requires.

“Final Closing Balance Sheet” has the meaning set forth in Section 1.6(e).

“Financial Instruments and Exchange Law” means the Financial Instruments and Exchange Law of Japan (kin’yū shōhin torihiki-hō, Law No. 25 of 1948, as amended) and related regulations thereunder.

“FY2008 Financial Statements” has the meaning set forth in Section 2.1(g)(i).

“GAAP” means generally accepted accounting principles as in effect in Japan from time to time.

“Government Official” has the meaning set forth in Section 2.1(v).

“Governmental Approval” means any Consent of, with or to any Governmental Authority, and includes any applicable waiting periods associated with any Governmental Approvals.

“Governmental Authority” means any government, any governmental or regulatory entity, including security exchanges, securities dealers associations, investor protection organizations, clearing houses, commodities exchanges, financial futures associations and futures protection funds, or body, department, commission, board, agency or instrumentality, and any court, tribunal

Appendix A - 4

or judicial body, in each case whether federal, state, prefectural, county, provincial, city, and whether local or foreign, and any arbitral, mediation or other dispute resolution body (public or private) and including for these purposes any registrar of Domain Names accredited by the Internet Corporation for Assigned Names and Numbers (ICANN).

“Handled Products” means all products (including Securitization Products) sold, distributed or otherwise offered, and all services rendered or offered to be rendered, in acting as an arranger, intermediary, broker, dealer, underwriter or other capacity to its clients or customers by a Party’s Contributed Business.

“IBD Contributed Assets” has the meaning set forth in Section 1.3(e)(i).

“IBD Contributed Business” means the investment banking business of MSJS to be demerged as described in the IBD Demerger Agreement.

“IBD Contributed Business Individuals” means the employees and independent contractors of MSJS or its Affiliates (including MSJG and MSJBG) who (i) primarily provide services in connection with the IBD Contributed Business or (ii) are individuals that the Parties agree prior to the Closing should be treated as IBD Contributed Business Individuals in light of such individuals’ duties and responsibilities.

“IBD Contributed IP” means any and all IP and/or IP Rights that is/are (i) owned, licensable or sublicensable by MSJS and (ii) primarily used or held or developed for use with respect to the IBD Contributed Business, but shall not include, in any event, the Trademarks “Morgan Stanley” and

“IBD Contributed Liabilities” has the meaning set forth in Section 1.3(e)(ii).

“IBD Corporate Split” has the meaning set forth in Section 1.3(e).

“IBD Demerger Agreement” has the meaning set forth in Section 1.3(e).

“IBD Excluded Assets” has the meaning set forth in Section 1.3(e)(iii).

“IBD Excluded Liabilities” has the meaning set forth in Section 1.3(e)(iv).

“Indemnitees” has the meaning set forth in Section 6.2.

“Indemnitor” has the meaning set forth in Section 6.2.

“Insurance Policies” has the meaning set forth in Section 2.1(t).

“Interim Financial Statements” has the meaning set forth in Section 2.1(g)(ii).

“Interim Pro Forma Balance Sheet” has the meaning set forth in Section 1.6(a).

“Interim Pro Forma Financial Statements” has the meaning set forth in Section 2.1(g)(iii).

Appendix A - 5

“IP” means any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, discoveries, improvements and technology, (ii) Trade Secrets, proprietary and confidential information, and know how; (iii) databases, data compilations and collections and technical data; (iv) works of authorship, including computer programs (in source code and object code, and any other form, including design and coding related thereto), development tools, architecture, documentation, files, records, and data; (v) devices, prototypes, schematics, breadboards, verilog files, netlists, emulation and simulation reports, test methodologies, test vectors and hardware development tools; (vi) logos, trade names, trade dress, trademarks and service marks; (vii) Domain Names and web sites; (viii) tools, methods, models and processes; (ix) any information, materials and property similar or equivalent to the foregoing (as applicable); and (x) any and all instantiations of any of the foregoing in any form or embodied in any media.

“IP Rights” means any and all rights (anywhere in the world, whether statutory, common or otherwise and whether registered or unregistered) relating to, arising from, or associated with IP, including all rights with respect to the following: (i) Patents and rights in invention disclosures, industrial designs, discoveries, improvements and technology; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) Trademarks; (v) rights to Domain Names; (vi) rights in Trade Secrets and other Business Information; (vii) rights in databases, data compilations, collection and technical data registrations thereof and applications therefor; and (viii) any rights equivalent or similar to the foregoing or other intellectual property, industry property or proprietary rights. “IP Rights” also includes the right to enforce (and to sue and recover damages and seek other remedies for the past, present or future infringement or misappropriation of) any of the foregoing.

“Japan Anti Monopoly Act” means the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Shiteki Dokusen-no-Kinshi Oyobi Kōsei Torihiki-no-Kakuho ni Kansuru Hōritsu, Law No. 54 of 1947, as amended) and the rules and regulations promulgated thereunder.

“Japan Related Securities Business” has the meaning set forth in the Shareholders Agreements.

“Japanese Products” has the meaning set forth in each of the Shareholders Agreements.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Lien” means any lien, security interest, pledge, charge, encumbrance, claim or similar right.

“Loss” has the meaning set forth in Section 6.2.

Appendix A - 6

“Master Services Agreements” means the MS-MSMS Master Services Agreement, the MS-MUFG Master Services Agreement and the MUFG-MUMSS Master Services Agreement.

“Material Adverse Effect” means (i) with respect to a Person, a material and adverse effect on the business, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) with respect to a Contributed Business, a material and adverse effect on such Contributed Business or the business, operations, financial condition or results of operations of such Contributed Business, taken as a whole; provided, however, that, to the extent such effect results from any of the following, it shall not in and of itself constitute or be taken into account in determining whether there has been a Material Adverse Effect:

(a) changes in Applicable Law;

(b) matters that have been disclosed in the relevant Party’s Disclosure Letter;

(c) matters that are provided for in the relevant FY2008 Financial Statements;

(d) changes in general economic, financial market or political conditions; and

(e) war, acts of terrorism, acts of God or other similar force majeure event;

except to the extent that any of the matters set out in (d) or (e) have an impact on the relevant Person or Contributed Business, as applicable, that is disproportionate to the effect on other similar companies or businesses operating in Japan.

“Material Contracts” means, with respect to a Party, each of the following to which such Party or any of its Subsidiaries (including its Contributing Subsidiaries) is a party or acts as if it is a party and that relate primarily to its Contributed Business, or by which its Contributed Assets are bound:

(i) material agreements with a Third Party for the purchase of services, materials, supplies, merchandise or equipment other than in the ordinary course of business (A) in an aggregate amount for the unexpired term exceeding ¥100,000,000 or (B) providing for the payment (or potential Liability for payment) of a penalty (including any early termination fee, prepayment penalty or similar charge), fee or any other amount exceeding ¥100,000,000.

(ii) broker’s or finder’s agreements as to which the total fees payable thereunder could reasonably be expected to exceed ¥100,000,000;

(iii) material agreements under which administrative and other services are provided to or on behalf of a Third Party (other than agreements entered into in the ordinary course of business);

(iv) material reimbursement agreements, material non-financial repurchase agreements and material equipment leases with a Third Party;

(v) Relevant Contributed Real Property Leases;

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(vi) other than in the ordinary course of business agreements which create or govern a partnership, limited liability company, joint venture or other similar arrangement;

(vii) confidentiality agreements breach of which would reasonably be expected to have a Material Adverse Effect on its Contributed Business or its Contributing Subsidiaries;

(viii) distribution agreements providing for aggregate annual payments exceeding ¥100,000,000;

(ix) mandates breach of which would reasonably be expected to have a Material Adverse Effect on its Contributed Business or its Contributing Subsidiaries;

(x) agreements under which such Party or any of its Subsidiaries has the benefit of any non-compete obligation or other restriction on business with a Third Party the termination of which would reasonably be expected to have a Material Adverse Effect; and

(xi) other agreements the termination of which would reasonably be expected to have a Material Adverse Effect on its Contributed Business.

“Mitsubishi Name” means the “Mitsubishi Trade Mark” and the “Mitsubishi Trade Name”, as those terms are defined in the MUFG-MUMSS Trade Mark and Trade Name License Agreement.

“MS” has the meaning set forth in the preamble hereto.

“MS-MSMS Master Services Agreement” means the master services agreement between MS and MSMS in substantially the form attached hereto as Exhibit C.

“MS-MSMS Trade Mark and Trade Name License Agreement” means the trade mark and trade name license agreement between MS and MSMS, executed as of Closing, pursuant to which MSMS shall acquire certain rights with respect to the use of certain corporate names and marks of MS.

“MS-MUMSS Master Services Agreement” means the master services agreement between MS and MUMSS in substantially the form attached hereto as Exhibit B.

“MS-MUMSS Trade Mark and Trade Name License Agreement” means the trade mark and trade name license agreement between MS and MUMSS, executed as of Closing, pursuant to which MUMSS shall acquire certain rights with respect to the use of certain corporate names and marks of MS.

“MS Ownership Percentage” has the meaning set forth in Section 1.3(d)(ii)(B).

“MS Pre-Closing Reorganization” has the meaning set forth in Section 1.2.

“MSA Consent” means a “Consent” as defined in the applicable Master Services Agreement.

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“MSHD” has the meaning set forth in the recitals hereto.

“MSJBG” means Morgan Stanley Japan Business Group Co., Ltd., an indirect wholly owned subsidiary of MS.

“MSJG” means Morgan Stanley Japan Group Co., Ltd., an indirect wholly owned subsidiary of MS.

“MSJS” has the meaning set forth in the recitals hereto.

“MSJS Contributed Assets” has the meaning set forth in Section 1.2(c)(i).

“MSJS Contributed Business” means the business reflected in MSJS’s Interim Pro Forma Financial Statements, which comprises the existing operations of MSJS (including the revenues and costs allocated to MSJS as shown in Schedule 1.1 to the MSMS Shareholders Agreement) provided that the MSJS Contributed Business shall exclude the MSJS Excluded Assets, the MSJS Excluded Business and the MSJS Excluded Liabilities. The MSJS Contributed Business includes the IBD Contributed Business, unless the context requires otherwise.

“MSJS Contributed Business Individuals” means the employees and independent contractors of MSJS or its Affiliates (including MSJG and MSJBG) who (i) primarily provide services in connection with the MSJS Contributed Business or (ii) are individuals that the Parties agree prior to the Closing should be treated as MSJS Contributed Business Individuals in light of such individuals’ duties and responsibilities.

“MSJS Contributed IP” means any and all IP and/or IP Rights that is/are (i) owned, licensable or sublicensable by MSJS and (ii) primarily used or held or developed for use with respect to the MSJS Contributed Business, but shall not include, in any event, the Trademarks “Morgan Stanley” and

“MSJS Contributed Liabilities” has the meaning set forth in Section 1.2(c)(ii).

“MSJS Excluded Assets” has the meaning set forth in Section 1.2(c)(iii).

“MSJS Excluded Businesses” means the businesses, activities and operations of MSJS and its Subsidiaries other than the MSJS Contributed Business.

“MSJS Excluded Liabilities” has the meaning set forth in Section 1.2(c)(iv).

“MSJS Pre-Closing Liability” means any Pre-Closing Liability of MSJS.

“MSMS” has the meaning set forth in the recitals hereto.

“MSMS Articles” has the meaning set forth in Section 1.3(c).

“MSMS Class W Stock” means the Class W capital stock of MSMS with the dividend rights (which shall be the same per share amount and the same rank as the MSMS Class X Stock) and the liquidation rights (which shall be the same per share amount and the same rank as the MSMS Class X Stock, the MSMS Class Y Stock and the MSMS Class Z Stock) set forth in the MSMS Articles.

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“MSMS Class X Stock” means the Class X capital stock of MSMS with the dividend rights (which shall be the same per share amount and the same rank as the MSMS Class W Stock), the liquidation rights (which shall be the same per share amount and the same rank as the MSMS Class Y Stock, the MSMS Class Z Stock and the MSMS Class W Stock) and the voting rights (one vote per share) set forth in the MSMS Articles.

“MSMS Class Y Stock” means the Class Y capital stock of MSMS with the liquidation rights (which shall be the same per share amount and the same rank as the MSMS Class X Stock, the MSMS Class Z Stock and the MSMS Class W Stock) and the voting rights (one vote per share) set forth in the MSMS Articles.

“MSMS Class Z Stock” means the Class Z capital stock of MSMS with the liquidation rights (which shall be the same per share amount and the same rank as the MSMS Class X Stock, the MSMS Class Y Stock and the MSMS Class W Stock) set forth in the MSMS Articles.

“MSMS Shareholders Agreement” means the Shareholders Agreement to be entered into on the date hereof.

“MUFG” has the meaning set forth in the preamble hereto.

“MUFG-MSMS Trade Mark and Trade Name License Agreement” means the trade mark and trade name license agreement between MUFG and MSMS, executed as of Closing, pursuant to which MSMS shall acquire certain rights with respect to the use of certain corporate names and marks of MUFG.

“MUFG-MUMSS Master Services Agreement” means the master services agreement between MUFG and MUMSS in substantially the form attached hereto as Exhibit A.

“MUFG-MUMSS Trade Mark and Trade Name License Agreement” means the trade mark and trade name license agreement between MUFG and MUMSS, executed as of Closing, pursuant to which MUMSS shall acquire certain rights with respect to the use of certain corporate names and marks of MUFG and Mitsubishi Corporation.

“MUFG Ownership Percentage” has the meaning set forth in Section 1.3(d)(ii)(A).

“MUFG Pre-Closing Reorganization” has the meaning set forth in Section 1.1.

“MUMSS” has the meaning set forth in the recitals hereto.

“MUMSS Articles” has the meaning set forth in Section 1.3(b)(i).

“MUMSS Class A Stock” means the Class A capital stock of MUMSS with the dividend rights (which shall be the same per share amount and the same rank as the MUMSS Class D Stock), the liquidation rights (which shall be the same per share amount and the same rank as the MUMSS Class B Stock, the MUMSS Class C Stock and the MUMSS Class D Stock) and the voting rights (one vote per share) set forth in the MUMSS Articles.

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“MUMSS Class B Stock” means the Class B capital stock of MUMSS with the liquidation rights (which shall be the same per share amount and the same rank as the MUMSS Class A Stock, the MUMSS Class C Stock and the MUMSS Class D Stock) and the voting rights (one vote per share) set forth in the MUMSS Articles.

“MUMSS Class C Stock” means the Class C capital stock of MUMSS with the liquidation rights (which shall be the same per share amount and the same rank as the MUMSS Class A Stock, the MUMSS Class B Stock and the MUMSS Class D Stock) set forth in the MUMSS Articles.

“MUMSS Class D Stock” means Class D capital stock of MUMSS with the dividend rights (the same per share amount and the same rank as the MUMSS Class A Stock) and the liquidation rights (the same per share amount and the same rank as the MUMSS Class A Stock, the MUMSS Class B Stock and the MSMS Class C Stock) set forth in the MUMSS Articles.

“MUMSS Shareholders Agreement” means the Shareholders Agreement to be entered into on the date hereof.

“MUS” has the meaning set forth in the recitals hereto.

“MUS Contributed Assets” has the meaning set forth in Section 1.1(b)(i).

“MUS Contributed Business” means the business reflected in MUS’s Interim Pro Forma Financial Statements, which comprises the existing securities business, financial advisory business, securities lending business and other businesses which are conducted as of the date of this Agreement by MUS, provided that the MUS Contributed Business shall exclude the MUS Excluded Assets and the MUS Excluded Liabilities.

“MUS Contributed Business Individuals” means the employees and independent contractors of MUS or its Affiliates who (i) primarily provide services in connection with the MUS Contributed Business or (ii) are individuals that the Parties agree prior to the Closing should be treated as MUS Contributed Business Individuals in light of such individuals’ duties and responsibilities.

“MUS Contributed IP” means any and all IP and/or IP Rights that is/are (i) owned, licensable or sublicensable by MUS and (ii) primarily used or held or developed for use with respect to the MUS Contributed Business, but shall not include, in any event, the Trademarks “Mitsubishi UFJ” and

“MUS Contributed Liabilities” has the meaning set forth in Section 1.1(b)(ii).

“MUS Contributed Real Property” has the meaning set forth in Section 2.2(d).

“MUS Corporate Split” has the meaning set forth in Section 1.1(b).

“MUS Excluded Assets” has the meaning set forth in Section 1.1(b)(iii).

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“MUS Excluded Businesses” means the businesses, activities and operations of MUS other than the MUS Contributed Business.

“MUS Excluded Liabilities” has the meaning set forth in Section 1.1(b)(iv).

“MUS Pre-Closing Liability” means any Pre-Closing Liability of MUS and MUSBJ.

“MUSBJ” has the meaning set forth in the recitals hereto.

“MUSHD” has the meaning set forth in the recitals hereto.

“Non-Party Claims” has the meaning set forth in Section 6.7.

“Objection” has the meaning set forth in Section 1.6(d).

“Order” means any order, writ, judgment, stipulation, decree, injunction, award or decision of, or consent agreement or similar arrangement with, any Governmental Authority.

“Parties” means each of MUFG and MS.

“Partnership” has the meaning set forth in the recitals hereto.

“Partnership Agreement” means the Partnership Agreement to be entered into on the date hereof.

“Patents” means patents and utility models, applications for patents or utility models, and inventors’ certificates.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges which are not yet due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Financial Statements or the Final Closing Balance Sheet of the MUS Contributed Business or the Financial Statements or the Final Closing Balance Sheet of the MSJS Contributed Business, as the case may be, (ii) Liens of carriers, warehousemen, mechanics, materialmen or other similar Persons or otherwise imposed by Applicable Law arising or incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been made on the Financial Statements or the Final Closing Balance Sheet of the MUS Contributed Business or the Financial Statements or the Final Closing Balance Sheet of the MSJS Contributed Business, as the case may be, (iii) zoning, entitlement, building, land use and similar governmental restrictions, (iv) covenants, conditions, restrictions, easements, rights-of-way and other matters shown in public records and (v) Liens that, individually and in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of any of the Contributed Assets or materially interfere with the use of any of the Contributed Assets as currently used or contemplated to be used.

“Person” means an individual, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization or other entity or a Governmental Authority.

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“Pre-Closing Liability” means except to the extent accrued or provided for in the relevant Party’s Final Closing Balance Sheet:

(i) any Liability arising in the ordinary course of business of that Party’s Contributed Business or Contributing Subsidiary to the extent payable before Closing;

(ii) fines and penalties arising from any breach by that Party’s Contributed Business or Contributing Subsidiary of any law or regulations arising from an act or omission which occurred prior to Closing; and

(iii) any other Liability to the extent that it results from any act, omission, transaction or circumstance occurring in relation to that Party’s Contributed Business or Contributing Subsidiary before Closing;

provided that for these purposes costs with respect to employees (including, without limitation, compensation and benefits, social insurance contributions, applicable workers insurance premiums and other employment-related taxes in accordance with past practice) seconded by MS or any of its Affiliates to MSMS or MUMSS which are payable after Closing and charged to MSMS or MUMSS shall be deemed not to be Pre-Closing Liabilities. This shall include Deferred Compensation granted prior to Closing and payable after Closing.

“Pre-Closing Litigation” has the meaning set forth in Section 6.7(f).

“Pre-Closing Reorganization” means the MUFG Pre-Closing Reorganization or the MS Pre-Closing Reorganization, or both, as the context requires.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 1.6(c).

“Preparing Party” has the meaning set forth in Section 1.6(d).

“Real Property” means all land, buildings, structures, easements, appurtenances, improvements and fixtures located thereon.

“Real Property Lease” means a lease with respect to Real Property.

“Receiving Party” has the meaning set forth in Section 1.6(d).

“Related Party” means, with respect to any Person, an Affiliate of such Person, any director, partner or officer of such Person or any Affiliate thereof, or an Affiliate or immediate family member of any such director or officer.

“Relevant Contributed Real Property Lease” has the meaning set forth in Section 2.1(u).

“Relevant Liability” has the meaning set forth in Section 1.6(i).

“Requesting Party” has the meaning set forth in Section 3.2(a).

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“Resolutions” has the meaning set forth in Section 2.1(d)(i).

“Retained Securitization Product” has the meaning set forth in Schedule 1.2(b).

“Rights under Related Agreements” has the meaning set forth in Section 2.1(j).

“RMBS” means residential mortgage-backed securities.

“Securities Company in Japan” means a kinyū shōhin torihiki gyōsha engaged in the first type financial instruments business as defined under the Financial Instruments and Exchange Law, as such laws may be amended from time to time.

“Securitization Products” means commercial mortgage-backed securities (CMBS), commercial real estate loans (CREL), residential mortgage-backed securities (RMBS) including those structured as bonds issued by Tokutei Mokuteki Kaisha (TMK), asset-backed securities (ABS), trust beneficiary interests in CREL and other similarly securitized debt instruments, as well as direct or indirect interests in real property assets that are held through Tokumei Kumiai (TK) interests, preferred and common member interests in TMK, trust beneficiary interests or other similar rights or interests in or relating to real property related securitized products.

“Shareholders Agreements” means the MSMS Shareholders Agreement and the MUMSS Shareholders Agreement.

“Straddle Period” means any taxable period ending after the Closing Date that includes the Closing Date.

“Subsidiary” means, with respect to any Person, (i) any corporation of which the issued and outstanding stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person, (ii) any other Person (other than a corporation) of which at least a majority of voting interests, under ordinary circumstances is at the time, directly or indirectly, owned or controlled by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person, or (iii) any entity which would be considered to be a subsidiary in Article 8, Paragraph 3 of the Regulation Concerning Terminology, Forms and Method of Preparation of Financial Statements, etc. (Ministry of Finance Ordinance No. 59, Nov. 27, 1963, as amended); provided, that, notwithstanding the foregoing, the neither MUMSS nor MSMS shall be deemed a Subsidiary of MUFG, MUS, MS, or MSJS on or after the Closing.

“Target Net Asset Value” has the meaning set forth in Section 1.6(a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any taxes, assessments, duties, imposts, fees, levies or other governmental charges, including all federal, state, local and foreign and other income, franchise, profits, capital

Appendix A - 14

gains, capital stock, transfer, sales, use, ad valorem, value added, goods and services, occupation, property, excise, gross receipts, stamp, license, employment, unemployment, withholding, alternative or minimum tax and other taxes of any kind whatsoever, together with any interest, penalties, and additions to tax imposed with respect thereto.

“Third Party” means any Person that is none of a Party, an Affiliate thereof, MUMSS or MSMS.

“Third Party Approval” means any Consent of, with or to any Person other than any Governmental Authority.

“Trade Secrets” means trade secrets, proprietary and confidential information, and know how, including rights to limit the use or disclosure thereof by any Person.

“Trademarks” means all rights with respect to trademarks, service marks, trade names, and trade dress, and other trading insignia or other designations of trade origin, and all goodwill related thereto and all registrations thereof and applications therefor.

“Transaction Documents” means this Agreement, the Related Agreements (as defined in the Shareholders Agreements), and those other documents listed in Schedule 4 hereto.

“Transfer Taxes” has the meaning set forth in Section 3.6(b).

“Updated Disclosure Letter” has the meaning set forth in Section 3.4(e)(ii).

“U.S. GAAP” has the meaning set forth in Section 2.3(e)(i).

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